Exhibit (b)

EXECUTION VERSION

CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022	UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10019	BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED 2 King Edward Street London EC1A 1HQ United Kingdom	SOCIÉTÉ GÉNÉRALE 245 Park Avenue New York, New York 10167

CONFIDENTIAL

July 28, 2016

Avast Software B.V.

Schiphol Boulevard 369

Tower F, 7th floor

1118BJ Schiphol

The Netherlands

Attention: Rene Bienz

and

CVC Capital Partners Limited

111 Strand

London, WC2R 0AG

United Kingdom

Attention: Alex Fotakidis & Phil Robertson

Project Phoenix

$85,000,000 Senior Secured Revolving Credit Facility

$1,600,000,000 Senior Secured Term Facilities

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Avast Software B.V., a company organized under the laws of The Netherlands with corporate seat in Amsterdam, The Netherlands (“you” or the “Company”), has advised each of Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities”; CS and CS Securities, collectively, “Credit Suisse”), Jefferies Finance LLC (acting through such of its affiliates or branches as it deems appropriate, “Jefferies”), UBS AG, Stamford Branch (“UBS”), UBS Securities LLC (“UBSS”), Bank of America Merrill Lynch International Limited (acting through such of its affiliates or branches as it deems appropriate, “Bank of America”) and Société Générale (acting through such of its affiliates or branches as it deems appropriate, “Soc Gen”, and together with Credit Suisse, Jefferies, UBS, UBSS and Bank of America, the “Agents”, “we” or “us”) that you or a newly formed wholly owned subsidiary of the Company organized in The Netherlands (such acquiring entity, the “Acquirer”) intend to acquire, directly or indirectly, shares of the company previously identified to us and code-named “Phoenix” (the “Target”) and to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or in the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”, and together with this amended and restated commitment letter, the Transaction Description and the Term Sheet, collectively, the “Commitment Letter”). All references to “USD”, “U.S. Dollars”, “dollars” or “$” in this Commitment Letter are references to United States dollars and all references to “EUR”, “euros” or “€” in this Commitment Letter are references to the single currency of the Participating Member States (where “Participating Member States” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union).

You have advised the Agents that, in connection therewith, it is intended that the financing for the Transactions will include the senior secured credit facilities (the “Senior Secured Facilities”) described in the Term Sheet, in an aggregate principal amount of $1,685.0 million, comprised of (a) $1,600.0 million of senior secured term loan facilities, which shall be provided as (i) a senior secured term loan facility (the “Dollar Tranche Term Facility”) available in U.S. Dollars and (ii) a senior secured term loan facility available in euros, in each case, as set forth in the Term Sheet (the “Euro Tranche Term Facility”, and together with the Dollar Tranche Term Facility, the “Term Loan Facilities”) (with the allocation of the $1,600.0 million between the Dollar Tranche Term Facility and the Euro Tranche Term Facility to be determined by the Initial Lead Arrangers (as defined below) in consultation with the Company (it being understood and agreed that the Dollar Tranche Term Facility shall be in an aggregate principal amount of at least $800.0 million)) and (b) a senior secured revolving credit facility in an aggregate principal amount of $85.0 million (available in U.S. Dollars and other currencies as set forth in the Term Sheet) (as such applicable aggregate amounts under the Senior Secured Facilities may, at the option of the Company, be increased to fund any original issue discount or upfront fees in connection with the “flex” provisions in the Fee Letter (as defined below)).

1.	Commitments.

In connection with the foregoing, (a) CS is pleased to advise you of its several and not joint commitment to provide (x) 45.0% of the aggregate principal amount of each of the Term Loan Facilities and (y) $35.0 million of the aggregate principal amount of the Revolving Facility, (b) Jefferies is pleased to advise you of its several and not joint commitment to provide (x) 22.5% of the aggregate principal amount of each of the Term Loan Facilities and (y) $17.5 million of the aggregate principal amount of the Revolving Facility, (c) UBS is pleased to advise you of its several and not joint commitment to provide (x) 22.5% of the aggregate principal amount of each of the Term Loan Facilities and (y) $17.5 million of the aggregate principal amount of the Revolving Facility, (d) Bank of America is pleased to advise you of its several and not joint commitment to provide (x) 5.0% of the aggregate principal amount of each of the Term Loan Facilities and (y) $7.5 million of the aggregate principal amount of the Revolving Facility and (e) Soc Gen (together with CS, Jefferies, UBS and Bank of America, the “Initial Lenders”) is pleased to advise you of its several and not joint commitment to provide (x) 5.0% of the aggregate principal amount of each of the Term Loan Facilities and (y) $7.5 million of the aggregate principal amount of the Revolving Facility, in each case, subject only to the satisfaction or waiver by the Initial Lead Arrangers of the conditions set forth in Exhibit C hereto.

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2.	Titles and Roles.

It is agreed that CS Securities, Jefferies and UBSS (each of CS Securities, Jefferies and UBSS in such capacity, an “Initial Lead Arranger”, and together with Bank of America and Soc Gen, the “Lead Arrangers”) and Bank of America and Soc Gen will act as joint lead arrangers and joint bookrunners for each of the Senior Secured Facilities. It is further agreed that CS will act as administrative agent for each of the Senior Secured Facilities (in such capacity, the “Administrative Agent”). It is further agreed that CS Securities will act as a Syndication Agent for each of the Senior Secured Facilities and each of Jefferies and UBSS will act as a co-documentation agent for each of the Senior Secured Facilities. Credit Suisse will have “left” placement in all marketing materials or other documentation used in connection with the Senior Secured Facilities (and all associated rights). You agree that no other agents, co-agents, arrangers, bookrunners or managers will be appointed and no other titles will be awarded and no compensation (other than as expressly contemplated in this Commitment Letter and the Fee Letter) will be paid to any Lender in connection with obtaining Lenders’ commitments to any of the Senior Secured Facilities unless you and the Initial Lead Arrangers shall so agree.

3.	Syndication.

The Agents reserve the right, prior to or after the execution of the Senior Credit Documentation, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of financial institutions (together with the Initial Lenders, the “Lenders”) identified by the Agents in consultation with you and reasonably acceptable to you with respect to the identity of such Lender and in consultation with you in respect of the amount of such Lender’s commitments; provided that, notwithstanding each Agent’s right to syndicate the Senior Secured Facilities and receive commitments with respect thereto, it is agreed that any syndication of, or receipt of commitments in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the initial funding under the Senior Secured Facilities shall not be a condition to such Initial Lender’s commitments nor reduce such Initial Lender’s commitments hereunder with respect to any of the Senior Secured Facilities, no assignments may be made prior to the initial funding of the Senior Secured Facilities and, unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred; provided further that, in any event, the Agents agree not to syndicate any of the commitments with respect to the Senior Secured Facilities to (x) any financial institutions, investors or other persons designated in writing by you to the Initial Lead Arrangers prior to July 6, 2016 (or affiliates of the foregoing designated in writing) or (y) any of your, the Target’s or your or its respective subsidiaries’ competitors that is in the same or a similar line of business as you, the Target and your or its respective subsidiaries designated in writing by you from time to time (or any affiliate of such a competitor that is not a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such affiliate and for which no personnel involved with the investment in such affiliate (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information that is publicly available) relating to Holdings or any entity that forms a part of Holdings’ business (including subsidiaries of Holdings))) (collectively, “Disqualified Lenders”). The Agents intend to commence syndication efforts promptly upon the execution of this Commitment Letter by you and as part of its syndication efforts, it is our intent to have Lenders commit to the Senior Secured Facilities prior to the Closing Date (subject to the limitations set forth in the provisos to the preceding sentence). Until the date that is the earlier of (a) the Closing Date and (b) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such period, the “Syndication Period”), you agree to use your commercially reasonable efforts to assist the Agents in completing a syndication that is reasonably satisfactory to the Initial Lead Arrangers and you. Such assistance shall include (a) your using commercially reasonable

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efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate, the existing lending and investment banking relationships of the Target, (b) direct contact between senior management, non-legal representatives and advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to provide contact between senior management, non-legal representatives and advisors of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) to the extent requested by CS Securities, your assistance, and your using commercially reasonable efforts to cause the Target to assist, in the preparation of a customary confidential information memorandum for the Senior Secured Facilities (the “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with syndication, (d) using your commercially reasonable efforts to procure an updated corporate credit rating and a corporate family rating (but not specific ratings) in respect of the Company from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings (but not specific ratings) for each of the Term Loan Facilities from each of S&P and Moody’s and (e) the hosting, with the Initial Lead Arrangers, of two meetings of prospective Lenders at times and locations to be mutually agreed upon. In addition, you hereby agree that, unless the Initial Lead Arrangers otherwise agree, you shall use your commercially reasonable efforts to ensure that until the expiration of the Syndication Period, there shall be no competing issues of debt securities or syndicated credit facilities of the Company, the Target or any of their respective subsidiaries offered, placed or arranged (other than the Senior Secured Facilities, replacements, extensions and renewals of existing indebtedness that matures during the Syndication Period, indebtedness of the Company and its subsidiaries and the Target and its subsidiaries for ordinary course working capital requirements and ordinary course capital lease, purchase money and equipment financings and any other indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Purchase Agreement or disclosed to the Initial Lead Arrangers in writing prior to July 6, 2016) if such debt securities or syndicated credit facilities would materially and adversely affect the primary syndication of the Term Loan Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Senior Secured Facilities on the Closing Date and (ii) neither the commencement nor completion of the syndication of the Senior Secured Facilities shall constitute a condition to the availability of the Senior Secured Facilities on the Closing Date or at any time thereafter.

CS Securities will, in consultation with you and the other Initial Lead Arrangers, manage all aspects of any syndication of the Senior Secured Facilities (in each case subject to the provisions set forth in this Commitment Letter and to your consent rights set forth in the preceding paragraph), including decisions as to the selection of institutions to be approached (which may not be Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Target to provide) to the Lead Arrangers all reasonably available material information with respect to you, your subsidiaries, the Target and its subsidiaries and the Transactions, including all financial information and projections reasonably acceptable to you (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as CS Securities may reasonably request in connection with the structuring, arrangement and syndication of the Senior Secured Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding you, the Target or your or its respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use commercially reasonable efforts to provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to

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the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions). Notwithstanding anything herein to the contrary, no financial statements shall be required to be provided to the Lead Arrangers in connection with the structuring, arrangement and syndication of the Senior Secured Facilities in addition to those delivered prior to July 6, 2016 (other than as set forth in paragraph 8 of Exhibit C). You hereby represent and warrant (but the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or the funding of the Senior Secured Facilities on the Closing Date) that (in the case of information regarding the Target and its subsidiaries, to your knowledge), (a) all written information and written data other than the Projections and information of a general economic or general industry nature in connection with the transactions contemplated hereby (the “Information”) that has been or will be made available to the Agents by any of your representatives on your behalf in connection with the transactions contemplated hereby, taken as a whole, is or will be, when furnished, correct in all material respects and, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto from time to time) and (b) the Projections that have been or will be made available to the Agents by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to the Agents; it being understood that the Projections (i) are as to future events, are not to be viewed as facts and the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) are not a guarantee of performance. You agree that if at any time prior to the Closing Date you become aware that any of the representations in the preceding sentence would be, to your knowledge (in the case of information regarding the Target and its subsidiaries), incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to cause, to the extent practical, appropriate and reasonable, the Target to supplement the Information and the Projections so that, to your knowledge (in the case of information regarding the Target and its subsidiaries), such representations will be correct in all material respects under those circumstances it being understood that any such supplement shall cure any breach of such representation. In structuring, arranging and syndicating the Senior Secured Facilities, the Agents will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Agents will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive (x) material non-public information (within the meaning of the United States federal and state securities laws and applicable foreign securities laws) with respect to the Target, its subsidiaries or their respective securities or (y) information of the type that would be material non-public information (within the meaning of the United States federal and state securities laws) with respect to you, your subsidiaries or your or their respective securities if you or your subsidiaries, as applicable, were public reporting companies (all such information, “MNPI”)) (each, a “Public Lender” and collectively, the “Public Lenders”). If reasonably requested by CS Securities, you agree to assist us in preparing an additional version of the confidential information memorandum to be used by Public Lenders. It is understood that in connection with your assistance described above, a customary authorization letter will be included in the confidential information memorandum that authorizes the distribution of the confidential information memorandum to prospective Lenders, containing a confirmation to the Lead Arrangers named in such confidential information memorandum by you, or at your option the Target, that the public-side version does not include MNPI and exculpating you, the Target and your and its respective affiliates and us

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with respect to any liability related to the use of the contents of the confidential information memorandum or any related marketing material by the recipients thereof in violation of United States federal and state and applicable foreign securities laws. At the request of CS Securities, you agree to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC” and you agree that you shall be deemed to have authorized the Public Lenders to treat such Information marked “PUBLIC” as not containing any MNPI (other than information about the Transactions and the Senior Secured Facilities) and we and the proposed Lenders will be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable for posting only on the portion of any platform not available to or accessible by Public Lenders. You acknowledge and agree that the following documents may be distributed (including by e-mail) to Public Lenders (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission (the “SEC”) disclosure requirements and disclosure obligations under applicable law): (a) drafts and final definitive documentation and term sheets with respect to the Senior Secured Facilities; (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notifications of changes in the terms of the Senior Secured Facilities. All Information shall be treated as being suitable for posting to Public Lenders unless otherwise specified by you.

4.	Fee Letter.

As consideration for the commitments of the Agents hereunder and their agreements to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Amended and Restated Fee Letter dated as of the date hereof and delivered herewith with respect to the Senior Secured Facilities (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as otherwise provided in the Fee Letter.

5.	Certain Funds Provision.

The commitments of each Initial Lender hereunder and each Agent’s agreement to perform the services described herein are subject only to the satisfaction or waiver by the Initial Lead Arrangers of the conditions set forth in Exhibit C hereto. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Senior Secured Facilities on the Closing Date shall be (x) the Specified Representations (as defined below) and (y) such of the representations and warranties made with respect to the Target and its subsidiaries by the Target in the Purchase Agreement to the extent a breach of such representations and warranties is material to the interests of the Lenders (the “Specified Purchase Agreement Representations”); provided that, notwithstanding anything set forth in this Commitment Letter, the Fee Letter, the Senior Credit Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, a failure of any Specified Purchase Agreement Representation to be true and correct will not result in a failure of a condition to the availability of the Senior Secured Facilities on the Closing Date or a Default or Event of Default under the applicable Senior Credit Documentation, unless such failure gives the Company (or its affiliates) the right to terminate the Company’s (or its affiliates’) obligation to consummate the Acquisition (or the right pursuant to the Purchase Agreement not to consummate the Acquisition) and (ii) the terms of the Senior Credit Documentation shall be in a form such that they do not impair availability of the Senior Secured Facilities on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied or waived by the Initial Lead Arrangers. Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of the Initial Lead Arrangers and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheet

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and, with respect to other terms, the Documentation Principles and shall be subject to the Certain Funds Provision. For purposes hereof, “Specified Representations” means the representations and warranties made by, and solely in respect of, Holdings, the Company and the US Borrower in the Senior Credit Documentation and set forth in the Term Sheet relating to corporate or other organizational existence of Holdings, the Company and the US Borrower, power and authority of Holdings, the Company and the US Borrower (as it relates to the due authorization, execution and delivery of the Senior Credit Documentation by, and the enforceability of the Senior Credit Documentation against, Holdings, the Company and the US Borrower), the execution and delivery of the Senior Credit Documentation by, and the enforceability of the Senior Credit Documentation against, Holdings, the Company and the US Borrower, and Federal Reserve margin regulations consistent with the representation set for in Annex II to Exhibit B, the use of the proceeds not violating OFAC or FCPA, solvency (defined in a manner consistent with the Existing Avast Credit Agreement) as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis and the Investment Company Act. This paragraph is referred to as the “Certain Funds Provision.” Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Senior Secured Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Senior Secured Facilities in a manner consistent with the Purchase Agreement.

6.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Agents and its affiliates and the respective officers, directors, employees, agents and members of each of the foregoing (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter (as defined in the Fee Letter), the Transactions, the Senior Secured Facilities or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person within 30 days after written demand (together with reasonably detailed backup documentation supporting such demand) for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons (taken as a whole) and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Parties (taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected Indemnified Persons taken as a whole, but no other third party advisors without your prior consent) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person (as defined below) of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Indemnified Person or any Related Person under this Commitment Letter, the Fee Letter or the Senior Credit Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your controlling persons and that is brought by an Indemnified Person against any other Indemnified Person (other than any Proceeding brought against any agent or a Lead Arranger solely in its capacity as, or in the fulfillment of its role as, an Agent, a Lead Arranger or another similar role under the Senior Secured Facilities), and (b) to reimburse the Agents from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Lead Arrangers’ due diligence investigation, syndication expenses, travel

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expenses and reasonable and documented out-of-pocket legal fees and disbursements of one firm of counsel to the Agents (taken as a whole) identified in the Term Sheet and one firm of local counsel to the Agents in each appropriate jurisdiction (except allocated costs of in-house counsel)), in each case, to the extent any such expenses were incurred in connection with the Senior Secured Facilities and the preparation of this Commitment Letter, the Fee Letter, the Senior Credit Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) without in any way qualifying your other obligations hereunder (including with respect to your indemnification obligations above), no Indemnified Person nor the Company or any direct or indirect shareholder thereof shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any Related Person of such person (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) without in any way qualifying your other obligations hereunder (including with respect to your indemnification obligations above), neither (x) any Indemnified Person, nor (y) you (or any of your subsidiaries or affiliates) or the Target (or any of its subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages paid or required to be paid by an Indemnified Person to a third party and otherwise indemnified under this paragraph 6) in connection with your or its activities related to the Senior Secured Facilities, this Commitment Letter or the Fee Letter. For purposes hereof, a “Related Person” of an Indemnified Person means any of such Indemnified Person (including but not limited to in its capacities as an Agent or a Lead Arranger or any Lender) and their respective controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents acting at the direction of such Indemnified Person, and members thereof.

Notwithstanding the above, (a) you shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a final and non-appealable judgment for the plaintiff against any Indemnified Person in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses by reason of such settlement or judgment in accordance with the preceding paragraph and (b) each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under the preceding paragraph to such Indemnified Person for any losses, claims, damages liabilities or expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof. No Indemnified Person shall, without your prior written consent (which consent shall not be unreasonably withheld), consent to the entry of any judgment in or otherwise seek to terminate any Proceeding referred to herein.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability arising out of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Person.

Each Indemnified Person shall give (subject to restrictions pursuant to attorney-client privilege, law, rule or regulation, or any obligation of confidentiality) such information and assistance to you as you may reasonably request in connection with any Proceeding in connection with any losses, claims, damages, liabilities and expenses, unless the Indemnified Person reasonably determines there are conflicts of interest between you and the Indemnified Person.

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In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of such Proceeding; provided, that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this numbered paragraph 6 or from any liability that you may have to such Indemnified Person other than pursuant to this numbered paragraph 6, except to the extent that you are materially prejudiced by such failure. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of any such Proceeding brought by a third party, and, upon such election, you will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by you reasonably determines its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person reasonably determines that there are actual conflicts of interest between you and the Indemnified Person, including situations in which there may be legal defenses available to it which are different from or in addition to those available to you. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional conflicts and local counsel as provided herein.

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons.

7.	Sharing of Information; Absence of Fiduciary Relationship.

You acknowledge that the Agents and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agents nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other persons, and neither the Agents nor any of their affiliates will furnish any such information to other persons except as permitted under the second paragraph of Section 10 hereof. You also acknowledge that neither the Agents nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Agent is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Agent and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Target and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Agents and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Agents will act under this letter as an independent contractor and

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that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agents and you and the Target, your and their respective stockholders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Agents, on the one hand, and you and the Target, on the other, (ii) in connection therewith and with the process leading to such transaction each Agent is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, stockholders, creditors or any other person, (iii) the Agents have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agents or any of their respective affiliates have advised or are currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Agents and their respective affiliates do not provide tax, accounting or legal advice.

8.	Assignability; Amendments; Counterparts.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to any Borrower, or, to the extent the Lead Arrangers shall have received all reasonably requested documentation and information about such entities required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to other entities established in connection with the Transactions and controlled, directly or indirectly, by you, with all your obligations and liabilities hereunder being assumed by the applicable Borrower or such other entities upon the effectiveness of such assignment) without the prior written consent of each other party hereto, not to be unreasonably withheld, delayed or conditioned (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, the Agents hereunder may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments, and the rights and obligations with respect thereto, shall be subject to the limitations set forth in numbered paragraph 3 of this Commitment Letter entitled “Syndication.” This Commitment Letter may not be amended or any provision hereof waived or modified except as otherwise specified herein or by an instrument in writing signed by the Agents and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This commitment letter (including the exhibits hereto) and, together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Senior Secured Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Senior Secured Facilities and set forth the entire understanding of the parties hereto with respect thereto.

9.	Governing Law; Waiver of Jury Trial; Service of Process.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN

10

ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE INTERPRETATION OF ANY PROVISION OF THE PURCHASE AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DETERMINATION OF THE ACCURACY OF ANY REPRESENTATION OR WARRANTY (AND WHETHER AS A RESULT OF AN INACCURACY OF ANY SUCH REPRESENTATION OR WARRANTY THE COMPANY (OR ANY OF ITS AFFILIATES) HAVE THE RIGHT TO TERMINATE THE COMPANY’S (OR ITS AFFILIATE’S) OBLIGATION TO CONSUMMATE THE ACQUISITION (OR THE RIGHT PURSUANT TO THE PURCHASE AGREEMENT NOT TO CONSUMMATE THE ACQUISITION)) OR THE SATISFACTION OF ANY CONDITION CONTAINED THEREIN (INCLUDING, WITHOUT LIMITATION, ANY DETERMINATION OR DISPUTE CONCERNING A “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE PURCHASE AGREEMENT)) SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (OR FOR ANY MATTER CONCERNING OR IMPLICATING THE BOARDS’ (AS DEFINED IN THE PURCHASE AGREEMENT) FIDUCIARY DUTIES, THE APPLICABLE FIDUCIARY DUTY LAWS OF THE NETHERLANDS) REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, AND SECTION 9.06(a) OF THE PURCHASE AGREEMENT SHALL GOVERN WITH RESPECT THERETO.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the county of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any such New York State or federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

You irrevocably designate and appoint the US Borrower (the “Process Agent”) as your authorized agent upon which process may be served in any action, suit or proceeding arising out of or relating to this Commitment Letter or the Fee Letter that may be instituted by CS Securities or any other Indemnified Person in any Federal court or New York State court. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to you at the address above, shall be effective service of process for any suit, action or proceeding brought in any such court.

10.	Confidentiality.

This Commitment Letter is entered into on the understanding that the Fee Letter and its respective terms or substance, and, prior to your acceptance hereof, this Commitment Letter and its terms or substance shall not be disclosed, directly or indirectly, to any other person or entity (including other lenders,

11

underwriters, placement agents, advisors or any similar persons) except (a) to you and to your affiliates, officers, directors, agents, employees, partners, direct and indirect equity holders, members, stockholders, controlling persons, attorneys, accountants and advisors on a confidential basis, (b) if the Initial Lead Arrangers consent to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned), (c) as may be required by the rules, regulations, schedules and forms of the SEC or any other applicable rules of any national securities exchange and/or applicable federal or foreign securities laws in connection with the Transactions or any filings made with the SEC in connection with the Transactions (in which case you agree to use commercially reasonable efforts to inform us promptly thereof to the extent lawfully permitted to do so) (including this Commitment Letter (but not the Fee Letter, other than the aggregate fee amount, unless required by the SEC or such other applicable national securities exchange or applicable federal or foreign securities laws, in which case you shall provide only a version redacted in a customary manner after review by counsel to the Agents, unless an unredacted version is requested or required, in which case an unredacted version may be provided); provided that you agree to use commercially reasonable efforts to ensure that the Fee Letter, if required to be disclosed, shall be treated as confidential by the applicable recipient) or (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of counsel (in which case, to the extent permitted by law, you agree to use commercially reasonable efforts to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter and the contents hereof to the Target and its affiliates, and its and their respective officers, directors, agents, equity holders, members, stockholders, controlling persons, employees, attorneys, accountants and advisors, on a confidential basis, (ii) you may disclose this Commitment Letter, and the contents hereof, to any potential, prospective or actual equity investors, counterparties to any swap or derivative transaction and lenders or participants or prospective lenders or participants and officers, directors, employees, attorneys, accountants and advisors of any of the foregoing and to rating agencies in connection with obtaining ratings for the Company and the Senior Secured Facilities, (iii) you may disclose the existence thereof and the fees contained in the Fee Letter as part of projections, pro forma information and generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum, (iv) you may disclose the Fee Letter and the contents thereof to the Target and officers, directors, equity holders, employees, attorneys, accountants and advisors of any of the foregoing, on a confidential basis, (v) the Fee Letter may be disclosed to persons performing customary accounting functions, including accounting for deferred financing costs and (vi) this Commitment Letter and the contents hereof may be disclosed in any syndication of the Senior Secured Facilities or in any proxy statement or other public filing in connection with the Acquisition. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Senior Secured Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release (excluding case studies and other marketing materials).

The Agents and their affiliates will use all information provided to them or such affiliates in connection with the Transactions and any related transaction solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or legal process (in which case the Agents, to the extent permitted by applicable law, agree (except in connection with any request as part of any regulatory audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Agents or any of its affiliates (in which case the Agents (except in connection with any

12

request as part of any regulatory audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), to the extent permitted by law, agree to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates or any Related Person of the foregoing in violation of any confidentiality obligations owing to you, the Target or any of your or its affiliates (including those set forth in this paragraph), (d) to the Agents’ affiliates and the Agents’ and such affiliates’ officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are made aware and are instructed to comply with the provisions of this paragraph, in each case on a confidential basis, (e) to potential or prospective Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Senior Secured Facilities, subject to the proviso below or (f) subject to your prior approval of the information to be disclosed, information supplied on a customary basis to rating agencies in connection with attempting to obtain a rating as required pursuant to this Commitment Letter and/or the Senior Secured Facilities; provided that (x) the disclosure of any such information to any potential or prospective Lenders, participants, assignees or direct or indirect contractual counterparties referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, participant, assignee or direct or indirect contractual counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Agent or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and (y) no such disclosure shall be made by such Agent or any of its affiliates to any Disqualified Lender. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Senior Credit Documentation upon the initial funding thereunder and shall in any event terminate on July 6, 2018.

11.	Miscellaneous.

The reimbursement (if applicable), compensation (if applicable), indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Senior Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Agents’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality of the Fee Letter and to the syndication of the Senior Secured Facilities (which shall survive only until the expiration of the Syndication Period), shall automatically terminate and be superseded by the Senior Credit Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including the execution and delivery of the Senior Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter (including the Documentation Principles); it being acknowledged and agreed that the commitments provided hereunder are subject only to the satisfaction or waiver by the Initial Lead Arrangers of the conditions set forth in Exhibit C hereto.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended from time to time, the “PATRIOT Act”), the Agents and each other Lender is required to obtain, verify and record information that identifies each

13

borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding each borrower and each guarantor that will allow the Agents or such Lender to identify such borrower or guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Agents and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Initial Lead Arrangers executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on July 28, 2016. The Agents’ commitments hereunder and agreements contained herein will expire at such time in the event that the Initial Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Senior Secured Facilities does not occur on or before the earliest of (i) the consummation of the Acquisition with or without the funding of the Senior Secured Facilities (but without excusing any breach of this Commitment Letter if any Initial Lender refuses to fund the Senior Secured Facilities), (ii) 11:59 p.m., New York City time, on the third Business Day (as defined in the Purchase Agreement) following the End Date (as defined in the Purchase Agreement and as such date may be extended pursuant to the terms of the Purchase Agreement) if the Acquisition shall not have occurred on or prior to such date and (iii) 11:59 p.m., New York City time, on the third Business Day (as defined in the Purchase Agreement) following the date occurring six months after July 6, 2016, then this Commitment Letter and the commitments and undertakings of the Agents hereunder shall automatically terminate unless each of the Agents shall, in their sole discretion, agree to an extension. You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder (or a portion thereof) at any time upon written notice to them from you, subject to your surviving obligations as set forth in the fourth to last paragraph of this Commitment Letter and in the Fee Letter.

This Commitment Letter amends and restates in its entirety the commitment letter, dated as of July 6, 2016, from CS, CS Securities, Jefferies, UBS and UBSS to you concerning the Senior Secured Facilities and the Transactions (the “Original Commitment Letter”), and such Original Commitment Letter is automatically superseded as of the date hereof without the need for any further notice.

[Remainder of this page intentionally left blank]

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The Agents are pleased to have been given the opportunity to assist you in connection with this financing.

Very truly yours,

CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Nicholas Goss
Name:	Nicholas Goss
Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ryan Williams
Name:	Ryan Williams
Title:	Director

[Project Phoenix 2016 – Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ R. Kumar
Name:	R. Kumar
Title:	Senior Vice President

[Project Phoenix 2016 – Commitment Letter]

UBS AG, STAMFORD BRANCH

By:	/s/ Michael Lawton
Name:	Michael Lawton
Title:	Managing Director

By:	/s/ Kevin T. Pluff
Name:	Kevin T. Pluff
Title:	Managing Director

UBS SECURITIES LLC

By:	/s/ Michael Lawton
Name:	Michael Lawton
Title:	Managing Director

By:	/s/ Kevin T. Pluff
Name:	Kevin T. Pluff
Title:	Managing Director

[Project Phoenix 2016 – Commitment Letter]

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:	/s/ Itay Singer
Name:	Itay Singer
Title:	Managing Director

[Project Phoenix 2016 – Commitment Letter]

SOCIÉTÉ GÉNÉRALE

By:	/s/ Michael Finkelman
Name:	Michael Finkelman
Title:	Managing Director

[Project Phoenix 2016 – Commitment Letter]

Accepted and agreed to as of the date first above written:

AVAST SOFTWARE B.V.

By: Avast Holding B.V., its sole managing director

By:	/s/ Dick Haarsma
	Name:	Dick Haarsma
	Title:	Managing Director B

By:	/s/ Alan Arthur Rassaby
	Name:	Alan Arthur Rassaby
	Title:	Managing Director A

[Project Phoenix 2016 – Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Phoenix

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter or in the Commitment Letter.

The Company and certain of its subsidiaries, as applicable, intend to consummate the Transactions described below.

In connection with the foregoing, it is intended that:

a)	Pursuant to that certain Purchase Agreement, dated as of July 6, 2016 (together with the disclosure schedules thereto, the “Purchase Agreement”), between the Acquirer, Holdings and the Target, the Acquirer will make a tender offer (as may be amended as provided in the Purchase Agreement in accordance with the provisions of paragraph 1 of Exhibit C to the Commitment Letter, the “Offer”) to purchase outstanding Shares (as defined in the Purchase Agreement) of the Target (the “Target Shares”) (which may be subject to a minimum condition for the tender and purchase of, when taken together with Target Shares owned by Holdings or any of its subsidiaries, at least 95% of the outstanding Target Shares, which percentage may be reduced, but shall, unless the Initial Lead Arrangers agree, be equal to or greater than 80%) at the price per share specified in the Offer (the initial acquisition of any Target Shares pursuant to the Offer, the “Acquisition”).

b)	The applicable Borrowers (as set forth in the Term Sheet) will obtain $1,685.0 million under the Senior Secured Facilities consisting of (a) $1,600.0 million under term loan facilities, which shall be provided as (i) a senior secured term loan facility available in U.S. Dollars and (ii) a senior secured term loan facility available in euros, in each case, as set forth in the Term Sheet (with the allocation of the $1,600.0 million between the Dollar Tranche Term Facility and the Euro Tranche Term Facility to be determined by the Initial Lead Arrangers in consultation with the Company (it being understood and agreed that the Dollar Tranche Term Facility (as defined below) shall be in an aggregate principal amount of at least $800.0 million) and as such amounts may be increased as set forth in clause (A) under the heading “Senior Secured Facilities” in the Term Sheet) and (b) an $85.0 million revolving credit facility (available in U.S. Dollars and other currencies as set forth in clause (B) under the heading “Senior Secured Facilities” in the Term Sheet).

c)	On the Closing Date, the Company will use a portion of the proceeds of the Senior Secured Facilities to:

a.	provide for all indebtedness of the Company and its subsidiaries under that certain Credit Agreement, dated as of March 20, 2014, among, inter alios, the Company, the US Borrower, AVAST Software s.r.o., Holdings, the lenders from time to time party thereto and Credit Suisse International, as administrative and collateral agent (as amended, the “Existing Avast Credit Agreement”) to be repaid in full, and all commitments, security interests and guaranties in connection therewith terminated and released, it being understood that any letters of credit, bank guarantees and similar accommodations outstanding thereunder may remain outstanding to the extent “grandfathered” into the Revolving Facility or otherwise cash collateralized or backstopped by a letter of credit under the Revolving Facility on the date of such repayment in full (the “Avast Refinancing”); and

b.	advance an interest bearing intercompany loan to the Czech Subsidiary (which loan may be contributed, in whole or in part, by the Company to one or more of its direct wholly owned

CONFIDENTIAL	EXHIBIT A

subsidiaries), the proceeds of which shall promptly thereafter be used to consummate certain other intercompany transactions among one or more of the Company and its direct wholly owned subsidiaries (including, without limitation, repayments of certain intercompany indebtedness and reduction of share premium of certain of the Company’s subsidiaries) (collectively, the “Intercompany Transactions”).

d)	Prior to, or promptly upon, the consummation of the Intercompany Transactions, the Company will directly or indirectly, including through the Acquirer (if not the Company), use a portion of the proceeds of the Senior Secured Facilities, together with cash on hand of the Company and its subsidiaries and the Target and its subsidiaries, to:

a.	provide for all indebtedness of the Target and its subsidiaries under that certain Credit and Guaranty Agreement (as amended, the “Existing Target Credit Agreement”), dated October 15, 2014, among, inter alios, the Target, the lenders from time to time party thereto and HSBC Bank USA, N.A., as administrative and collateral agent to be repaid in full, and all commitments, security interests and guaranties in connection therewith terminated and released, it being understood that any letters of credit, bank guarantees and similar accommodations outstanding thereunder may remain outstanding to the extent “grandfathered” into the Revolving Facility or otherwise cash collateralized or backstopped by a letter of credit under the Revolving Facility on the date of such repayment in full (the “Target Refinancing”, and together with the Avast Refinancing, the “Refinancing”); and

b.	fund the initial purchase of Target Shares tendered pursuant to the Offer.

e)	Upon the initial purchase of Target Shares tendered pursuant to the Offer, the Target will become a direct or indirect subsidiary of the Company.

f)	As promptly as practicable following the initial purchase of Target Shares tendered pursuant to the Offer, the Company shall directly or indirectly effectuate a Reorganization (as defined in the Purchase Agreement) as set forth in Section 2.07 of the Purchase Agreement, which may, at the option of the Company, include consummation of the Asset Sale (as defined in the Purchase Agreement).

g)	After giving effect to the Transactions and the use of proceeds of the Senior Secured Facilities, the Company and its subsidiaries shall not have any third party debt for borrowed money other than (i) the Senior Secured Facilities, (ii) indebtedness permitted to remain outstanding under the Purchase Agreement, (iii) indebtedness permitted to be incurred under the Purchase Agreement prior to the Closing Date, (iv) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, bank guarantees, surety bonds and short-term working capital facilities and (v) certain other debt for borrowed money that you and the Initial Lead Arrangers reasonably agree may remain outstanding after the Closing Date (the foregoing indebtedness, together with any replacements, extensions and renewals of any such indebtedness that matures or will be terminated on or prior to the Closing Date, collectively, the “Permitted Surviving Debt”).

h)	The fees, premiums, expenses (including without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other transaction costs incurred in connection with the Transactions (including to fund any original issue discount and upfront fees) (the “Transaction Costs” and, together with the amount required to consummate the Acquisition, the “Acquisition Costs”) will be paid.

CONFIDENTIAL	EXHIBIT A

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the initial funding under the Senior Secured Facilities. For the avoidance of doubt, the consummation of any Transaction shall not be a condition to the initial funding under the Senior Secured Facilities except to the extent specifically set forth in Exhibit C to the Commitment Letter.

CONFIDENTIAL	EXHIBIT B

Project Phoenix

$1,685,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto or in Exhibit C thereto.

Term Borrowers:	Avast Software B.V., a company organized in the Netherlands (the “Company”) and Sybil Software LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (the “US Borrower”, and together with the Company, the “Term Borrowers”), on a joint and several basis.

Revolving Borrowers:	Each Term Borrower, AVAST Software s.r.o., a Czech s.r.o. entity (the “Czech Subsidiary”) and any additional subsidiaries of the Company designated by the Company from time to time as revolving borrowers subject to customary conditions (collectively, the “Revolving Borrowers”, and together with the Term Borrowers, collectively, the “Borrowers”), on a several, and not joint, basis.

Holdings:	Avast Holding B.V., an entity organized under the laws of the Netherlands (“Holdings”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Agents:	Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Administrative Agent”) in respect of the Senior Secured Facilities, Credit Suisse Securities (USA), LLC (“CS Securities”) will act as syndication agent for the Senior Secured Facilities and UBS Securities LLC (“UBSS”) and Jefferies Finance LLC (acting through such of its affiliates or branches as it deems appropriate, “Jefferies”) will act as co-documentation agents for the Senior Secured Facilities, in each case for the Lenders (as defined below), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Joint Lead Arrangers:	CS Securities, UBSS, Jefferies, Bank of America and Soc Gen.

Lenders:	A syndicate of banks, financial institutions and other entities, but excluding Disqualified Lenders, arranged by the Initial Lead Arrangers and reasonably acceptable to the Company (collectively, and together with any party that becomes a lender by assignment as set forth under “Assignments and Participations” below, the “Lenders”).

Senior Secured Facilities:	(A)	Senior secured term loan facilities in an aggregate principal amount of $1,600.0 million (which shall be provided as (i) a senior secured term loan facility (the “Dollar Tranche Term Facility”) and (ii) a senior secured term loan facility (the “Euro Tranche Term Facility”), with the allocation of the $1,600.0 million between the Dollar Tranche Term Facility and the Euro Tranche Term Facility to be determined by the Initial Lead Arrangers in consultation with the Company (it being understood and agreed that the Dollar Tranche Term Facility shall be in an aggregate principal amount of at least $800.0 million)), plus at the Company’s election, an amount (allocated to the Dollar Tranche Term Facility and/or the Euro Tranche Term Facility in such amounts as the Company may determine in its sole discretion) sufficient to fund any original issue discount or upfront fees in connection with the “flex” provisions in the Fee Letter (collectively, the “Term Loan Facilities”; the loans made pursuant to the Dollar Tranche Term Facility (the “Dollar Term Loans”) and the loans made pursuant to the Euro Tranche Term Facility (the “Euro Term Loans”), collectively, the “Term Loans”). Dollar Term Loans will be available to the Term Borrowers in U.S. Dollars. Euro Term Loans will be available to the Term Borrowers in euros. The amount of euros available under the Euro Tranche Term Facility will be determined by converting the U.S. Dollars commitment amount under the Euro Tranche Term Facility as determined above to euros at the Administrative Agent’s spot rate of exchange on the earlier of the Closing Date and the date of allocation of commitments of the Term Loan Facilities in connection with primary syndication.

	(B)	A senior secured revolving credit facility in an aggregate principal amount of $85.0 million (the “Revolving Facility”; the loans thereunder, the “Revolving Loans”, and together with the Term Loans, the “Loans”), of which up to an amount to be mutually agreed between the Company and the Initial Lead Arrangers (but not less than $25.0 million) will be available in the form of letters of credit. The Revolving Loans and Letters of Credit shall be available in U.S. Dollars, Euros, Pounds Sterling, Czech Koruna and such other currencies as agreed by the Revolving Borrowers and the Initial Lead Arrangers. Adjusted LIBOR or EURIBOR borrowings under the Revolving Facility shall be available on a same-day basis in U.S. Dollars, Euros and Pounds Sterling (with exceptions similar to existing arrangements, which may remain in place as agreed between the Initial Lead Arrangers).

Incremental Loans:	The Senior Credit Documentation will permit any Borrower from time to time to add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Loan Facility”), and/or add one or more incremental revolving facilities and/or increase commitments under the Revolving Facility (each, an “Incremental Revolving Facility”; together with any Incremental Term Loan Facilities, the “Incremental Facilities”) in an aggregate principal amount of up to (the “Available Incremental Amount”):

	(A)	an amount if, after giving effect to the incurrence of such additional amount, the Total Net First Lien Leverage Ratio (as defined below) is equal to or less than 3.50:1.00; provided that (x) in the case of any single transaction that provides for the incurrence and/or increase of loans and/or commitments under this clause (A) and clause (B) (including in the form of Incremental Equivalent Debt), compliance with the above applicable leverage ratios shall be determined for purposes of this clause (A) by giving the single transaction pro forma effect but excluding in such determination the aggregate amount of indebtedness (and deemed indebtedness) from any such incurrence and increase utilizing clause (B) and (y) any Incremental Equivalent Debt incurred pursuant to paragraph (A) in this “Incremental Loans” section will be treated as first lien secured debt at the time of incurrence thereof for purposes of determining compliance with the Total Net First Lien Leverage Ratio set forth therein whether or not such Incremental Equivalent Debt is so secured; plus

	(B)	the sum of (i) $300.0 million plus (ii) all voluntary prepayments of the Term Loans plus (iii) all permanent commitment reductions in the Revolving Facility (in each case, or the equivalent thereof if denominated in a currency other than U.S. Dollars) (which shall not be reduced by any amount incurred pursuant to the immediately preceding clause (A)); provided that

(i) no existing Lender will be required to participate in any such Incremental Facility;

(ii)	no event of default exists, or would exist, after giving effect thereto, subject to customary “SunGard” or “European Certain Funds” limitations to the extent the proceeds of any Incremental Facility are used to finance an acquisition or any other permitted investment;

(iii)	in the case of any Incremental Term Loan Facility (1) the final maturity date and the weighted average life of any such Incremental Term Loan Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Term Loan Facilities and (2) the interest rates and amortization schedule applicable to any such Incremental Term Loan Facility shall be determined by the Company and the lenders thereunder;

provided that until the 18 month anniversary from the Closing Date, if the applicable interest rate relating to any Incremental Term Loan Facility that is pari passu in right of payment and security exceeds the applicable interest rate relating to any applicable tranche of the Term Loan Facilities denominated in the same currency that was funded on the Closing Date by more than 0.50%, the applicable interest rate relating to such tranche of the Term Loan Facilities denominated in the same currency shall be adjusted to be equal to the applicable interest rate relating to such Incremental Term Loan Facility denominated in such currency minus 0.50% (it being agreed that any increase in yield to any existing facility required due to the application of an Adjusted LIBOR or ABR floor on any Incremental Facility shall be effected, at the option of the applicable Borrower, through an increase in (or implementation of, as applicable) any Adjusted LIBOR or EURIBOR or ABR floor applicable to such existing facility or an increase in the applicable margin or a combination thereof);

provided further that in determining such applicable interest rates, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute a like amount of OID) paid by the applicable Borrower to the lenders under the Incremental Term Loan Facility and the applicable tranche of the existing Term Loan Facilities denominated in the same currency in the initial primary syndication thereof shall be included and equated to the interest rate (with OID being equated to interest based on an assumed four-year life to maturity), (y) any amendments to the applicable margin on the applicable tranche of the existing Term Loan Facilities that became effective subsequent to the Closing Date but prior to the time of such Incremental Term Loan Facility denominated in the same currency shall also be included in such calculations and (z) any arrangement, structuring or other fees payable in connection therewith that are not shared with all lenders providing such Incremental Term Loan Facility denominated in the same currency shall not be included and equated to interest rate;

provided further that if Adjusted LIBOR (as defined below) in respect of such Incremental Term Loan Facility includes a floor greater than the LIBOR floor applicable to the applicable tranche of the existing Term Loan Facilities denominated in the same currency, such excess amount shall be equated to interest margin for purposes of determining any increase to the applicable interest margin under the applicable tranche of the existing Term Loan Facilities;

provided further that the interest rate shall take into account any interest rate benchmark floors,

(iv)	in the case of any Incremental Revolving Facility (1) the final maturity date of any such Incremental Revolving Facility shall not be earlier than the maturity date of the Revolving Facility and (2) the interest rates applicable to any such Incremental Revolving Facility shall be determined by the applicable borrower and the lenders thereunder;

(v)	the Incremental Facilities will rank pari passu in right of payment and pari passu, with respect to security with the other Senior Secured Facilities;

(vi)	(x) any Incremental Revolving Facility may provide for the ability to permanently repay and terminate revolving commitments on a pro rata basis or a less than pro rata basis with other then-outstanding revolving credit facilities under the Revolving Facility and (y) any Incremental Term Loan Facility may provide for the ability to participate (I) on a pro rata basis or less than pro rata basis in any voluntary prepayments of the Term Loans and (II) on a pro rata basis or less than pro rata basis in any mandatory prepayments of the Term Loans; and

(vii)	all terms and documentation with respect to any Incremental Facility which differ from those with respect to the Loans under the applicable Senior Secured Facility (as reasonably determined by the Company) (except to the extent permitted by clauses (iii), (iv), (v) or (vi) above) shall be reasonably satisfactory to the Administrative Agent or reflect market terms and conditions at the time of incurrence or issuance thereof as determined by the Company (it being understood that terms differing from those with respect to the Senior Secured Facility applicable only after the maturity date of the comparable Senior Secured Facility are acceptable).

The proceeds of the Incremental Facilities will be used for general corporate purposes of the Company and its subsidiaries (including for capital expenditures, acquisitions, restricted payments, refinancing of indebtedness and any other transaction not prohibited by the Senior Credit Documentation).

The Senior Credit Documentation shall be amended to give effect to any Incremental Facility by documentation executed by the Lender or Lenders (or such other persons) making the commitments with respect thereto, the Administrative Agent and the Company and without the consent of any other existing Lender.

In addition, the Company may, in lieu of adding Incremental Term Loan Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt (as defined below).

As used herein:

1.	“Total Net First Lien Leverage Ratio” means the ratio of total consolidated first lien net debt for borrowed money (calculated net of unrestricted cash and cash equivalents (other than the proceeds of any Incremental Term Loan Facilities and/or Incremental Revolving Facility borrowed at the time of determination; provided that to the extent proceeds of any such Incremental Facility are to be used to repay indebtedness, the Company shall be permitted to give pro forma effect to such repayment of indebtedness), and cash and cash equivalents restricted in favor of the Administrative Agent for the benefit of the Lenders) to trailing four-quarter EBITDA (as defined below) for which financial statements have been provided. It is understood and agreed that any Total Net First Lien Leverage Ratio levels set forth in this term sheet shall be revised upward to reflect any additional debt incurred to fund any OID or upfront fees pursuant to the market flex provisions in the Fee Letter.

2.	“Total Net Senior Secured Leverage Ratio” means the ratio of total consolidated senior secured net debt for borrowed money (calculated net of unrestricted cash and cash equivalents (other than the proceeds of any Incremental Term Loan Facilities and/or Incremental Revolving Facility borrowed at the time of determination; provided that to the extent proceeds of any such Incremental Facility are to be used to repay indebtedness, the Company shall be permitted to give pro forma effect to such repayment of indebtedness), and cash and cash equivalents restricted in favor of the Administrative Agent for the benefit of the Lenders) to trailing four-quarter EBITDA (as defined below) for which financial statements have been provided. It is understood and agreed that any Total Net Senior Secured Leverage Ratio levels set forth in this term sheet shall be revised upward to reflect any additional debt incurred to fund any OID or upfront fees pursuant to the market flex provisions of the Fee Letter.

3.	“Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then available Available Incremental Amount consisting of one or more credit or debt facilities (pari passu senior secured, junior secured or unsecured), the issuance of senior secured first lien or junior lien notes, subordinated notes or senior unsecured notes, in each case issued in a public offering, Rule 144A or other private placement or bridge facility in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case on customary terms and conditions (with all such facilities being herein called “Incremental Equivalent Facilities”); provided that (i) such Incremental Equivalent Debt consisting of pari passu senior secured term loans or notes shall be subject to the requirement set forth in the provisos to clause (iii) of the first paragraph in this “Incremental Facilities” section, (ii) the maturity date of such Incremental Equivalent Debt will be no earlier than the maturity date of the Term Loan Facilities, (iii) the weighted average life to maturity of such Incremental Equivalent Debt may not be shorter than the remaining weighted average life to maturity of the Term Loan Facilities, and (iv) if such Incremental Equivalent Debt is secured equally and ratably with the Term Loan Facilities or by liens that are junior to the liens securing the Term Loan Facilities, such Incremental Equivalent Debt will be subject to the intercreditor arrangements provided for in the Senior Credit Documentation.

	4.	“EBITDA” is to be defined in a manner consistent with the Documentation Principles (as defined below) as modified to reflect any adjustments and add-backs specifically identified in the Company’s model provided to Credit Suisse, Jefferies and UBSS under the Original Commitment Letter on June 24, 2016.

Refinancing Facilities:	The Senior Credit Documentation will permit the Borrowers to refinance loans under any Term Loan Facility or any Incremental Term Loan Facility or loans or commitments under the Revolving Facility or any Incremental Revolving Facility from time to time, in whole or in part, with (a) one or more new term facilities (each, a “Refinancing Term Loan Facility”) or one or more new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Loan Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Senior Credit Documentation with the consent of the institutions providing such Refinancing Term Loan Facility or Refinancing Revolving Facility, as applicable, (b) one or more additional series of senior unsecured notes or loans, (c) one or more additional series of senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Senior Secured

Facilities, or (d) one or more additional series of junior lien senior secured notes or loans that will be secured by the Collateral on a subordinated basis to the Senior Secured Facilities and will be subject to customary intercreditor arrangements (any such notes or loans described in the foregoing clauses (b), (c) and (d), “Refinancing Notes”), subject, in each case, solely to the following terms and conditions: (i) any Refinancing Term Loan Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the loans under the Term Loan Facilities (or Incremental Term Loan Facility) being refinanced; (ii) any Refinancing Revolving Facility, Refinancing Term Loan Facility or Refinancing Notes do not mature prior to the maturity date of the revolving commitments being refinanced; and (iii) the other terms and conditions of such Refinancing Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are (x) no more favorable than the Term Loan Facilities or Revolving Facility (or Incremental Facility), as the case may be, being refinanced or (y) reflect market terms and conditions at the time of incurrence or issuance thereof as determined by the Company. In connection with any Refinancing Facility or Refinancing Notes, the Senior Credit Documentation will provide the Borrowers the right to require the applicable Lenders to assign their loans and commitments to the providers of any such Refinancing Facility or Refinancing Notes.

Purpose:	(A)	The proceeds of borrowings under the Term Loan Facilities will be used by the Company and certain of its subsidiaries, on the Closing Date, together with the proceeds of borrowings under the Revolving Facility (if any), to finance a portion of the Transactions, including the payment of the Transaction Costs, advancing loans to the Czech Subsidiary so that the Czech Subsidiary can repay some of its intra-group liabilities owing to the Company and certain of its subsidiaries and/or fund a repayment of share premium to its immediate parent and for working capital and other general corporate purposes (including to fund OID or upfront fees with respect to the Senior Secured Facilities payable pursuant to the market flex provisions of the Fee Letter).

	(B)	The letters of credit and proceeds of borrowings under the Revolving Facility will be used by the Revolving Borrowers and their respective subsidiaries to finance a portion of the Transactions, and for working capital, capital expenditures and for other general corporate purposes (including to fund OID or upfront fees in connection with the Facilities payable pursuant to the market flex provisions of the Fee Letter).

Availability:	(A)	Each Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facilities that are repaid or prepaid may not be reborrowed.

	(B)	Up to $15.0 million in Revolving Loans under the Revolving Facility (exclusive of letter of credit usage) plus any amounts required to fund original issue discount or upfront fees in connection with the Facilities payable pursuant to the market flex provisions of the Fee Letter shall be made available on the Closing Date other than to finance the purchase price of the Acquisition. Additionally, Letters of Credit shall be issued on the Closing Date if requested by a Revolving Borrower in order to backstop or replace letters of credit outstanding on the Closing Date under the facilities no longer available to the Company, the Target or any of their respective affiliates as of the Closing Date and for other general corporate purposes. Otherwise, Revolving Loans will be available at any time after the Closing Date and prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon between the Company and the Initial Lead Arrangers. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to overdue interest or fees, the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum.

Letters of Credit:	An aggregate amount of up to an amount to be mutually agreed between the Company and the Initial Lead Arrangers (but not less than $25.0 million) of the Revolving Facility will be available to the Revolving Borrowers for the purpose of issuing letters of credit (the “Letters of Credit”). Letters of Credit will be issued by each of the Initial Lenders and each other Lender acceptable to the Revolving Borrowers and the Administrative Agent (each, an “Issuing Lender”) on a pro rata basis (with exceptions similar to existing arrangements, which may remain in place as agreed between the Initial Lead Arrangers). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable

Issuing Lender and (b) the third business day prior to the final maturity of the Revolving Facility; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

A drawing under any Letter of Credit shall be reimbursed by the applicable Revolving Borrower (whether with its own funds or with the proceeds of borrowings under the Revolving Facility) within two business days after notice of such drawing is received by such Revolving Borrower from the relevant Issuing Lender. To the extent that such Revolving Borrower does not reimburse the Issuing Lender within the time period specified above, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective Revolving Facility commitments.

The Senior Credit Documentation will contain provisions consistent with the Documentation Principles to be agreed between the Company and the Initial Lead Arrangers with respect to Letters of Credit outstanding or to be issued when a Lender under the Revolving Facility is a Defaulting Lender.

Final Maturity and Amortization:	(A)	Term Loan Facilities

The Term Loan Facilities will mature on the date that is six years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facilities commencing with the first full fiscal quarter after the Closing Date with the balance payable on the sixth anniversary of the Closing Date; provided, that the Senior Credit Documentation shall provide the right for the Company to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders (it being understood that each Lender under the tranche that is being extended shall have been offered the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

	(B)	Revolving Facility

The Revolving Facility will mature, and lending commitments will terminate, on the date that is five years after the Closing

Date; provided, that the Senior Credit Documentation shall provide the right for the Revolving Borrowers to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders; it being understood that each Lender under the tranche that is being extended shall have been offered the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

Guarantees:	Subject to the Certain Funds Provision, all obligations of (i) the Term Borrowers under the Term Loan Facilities and the Revolving Borrowers under the Revolving Facility (the “Borrower Obligations”) and (ii) at the election of the Company, any Borrower or any Guarantor (as defined below) under interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) or cash management arrangements entered into with any Lead Arranger, any Lender or any affiliate of a Lead Arranger or Lender at the time of the entering into of such arrangements (the “Hedging/Cash Management Arrangements”) will be, subject to the Agreed Security Principles (as defined below), unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by Holdings, the Company and each existing and subsequently acquired or organized direct or indirect wholly-owned material restricted subsidiary of the Company (such materiality for this purpose determined on an individual basis) (other than (x) any Borrower in respect of its primary obligations and (y) any Excluded Subsidiary (as defined below)) (the “Subsidiary Guarantors” and, together with Holdings and the Company, the “Loan Parties”); provided that the delivery of guarantees by wholly owned subsidiaries of the Company (including the Czech Subsidiary) that are required to be a Subsidiary Guarantor pursuant this paragraph shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date but shall be required to be delivered after the Closing Date (and in any event, within 120 days after the Closing Date (or, in the case of subsidiaries of the Company on July 6, 2016 that are Guarantors (as defined in the Existing Avast Credit

Agreement), 45 days after the Closing Date) plus any extensions granted by the Administrative Agent in its reasonable discretion) pursuant to arrangements to be mutually agreed between the Company and the Initial Lead Arrangers; provided that the Target and any other subsidiary of the Company or the Target that would be required to become a Subsidiary Guarantor or any such subsidiary that the Company agrees in the Senior Credit Documentation shall become a Subsidiary Guarantor (in the case of the Target and its subsidiaries, as such requirement would be determined if Target was a wholly-owned subsidiary of the Company on the Closing Date) shall be deemed a Subsidiary Guarantor for the purposes of the negative covenants in the Senior Credit Documentation; provided, further, that if the Company owns, directly or indirectly, at least 95% of the equity interests of the Target, then, subject to the Agreed Security Principles, the Target and any wholly owned subsidiaries of the Target shall be deemed to be wholly owned subsidiaries of the Company upon occurrence of the Closing Date for purposes of this paragraph.

Subject to the investment covenant in the Senior Credit Documentation, the Company may designate (and redesignate) any subsidiary as an “unrestricted subsidiary” and designate (and redesignate) any such unrestricted subsidiary as a restricted subsidiary; provided that after giving effect to such designation or redesignation the Company shall be in compliance with the Financial Covenant to the extent then in effect and no event of default exists or would result therefrom. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representations and warranties, covenants, events of default or other provisions of the Senior Credit Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Senior Credit Documentation except to the extent of distributions received therefrom. Notwithstanding the above, it is understood and agreed that, at the election of the Company, Jumpshot, Inc., a Delaware corporation, and its subsidiaries shall be unrestricted subsidiaries pursuant to the Senior Credit Documentation on the Closing Date without requiring the use of, or otherwise reducing availability under, the “baskets” or other exceptions to the investments covenant in the Senior Credit Documentation.

“Excluded Subsidiary” means (i) any subsidiary excluded from providing a Guarantee pursuant to Agreed Security Principles consistent with the Documentation Principles or otherwise consistent with the other European financings of portfolio companies of CVC and taking into account, without limitation, maximizing tax and cost efficiencies (the “Agreed Security Principles”), (ii) any subsidiary whose directors may be subject to liabilities as a result thereof or that is not permitted by law (including, without limitation, financial assistance laws, corporate benefit laws or otherwise), regulation or contract to provide such guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received, or for which the provision of such guarantee would result in an adverse tax, accounting or regulatory cost or consequence to the Company or one of its subsidiaries (as reasonably determined by the Company in consultation with the Administrative Agent), (iii) any subsidiary where the Company and the Administrative Agent reasonably determine that the cost, difficulty, burden or consequences of providing such a guarantee is excessive in relation to the value afforded thereby and (iv) any unrestricted subsidiaries, captive insurance companies, not-for-profit subsidiaries, special purpose entities, immaterial subsidiaries, and other subsidiaries consistent with the Documentation Principles or as may be otherwise agreed upon between the Company and the Initial Lead Arrangers.

Subject to the Documentation Principles and the Agreed Security Principles, (a) commencing on the 121st day following the Closing Date (plus any extensions granted by the Administrative Agent in its reasonable discretion) and (b) within 90 days following the date that the applicable financial statements are required to be delivered (commencing with the fiscal year ending on December 31, 2016), the aggregate EBITDA for the Loan Parties shall be no less than 80% of the aggregate EBITDA for the Company and its restricted subsidiaries as of the end of any fiscal quarter or fiscal year ending on June 30th or December 31st, respectively (as calculated in a manner and with exclusions consistent with the Documentation Principles).

Security:	Subject to the limitations set forth below in this section, the Borrower Obligations, the Guarantees and any Hedging/Cash Management Arrangements will be secured, subject to the Agreed Security Principles, by in the case of the Company and the Guarantee by Holdings and the Subsidiary Guarantors, (a) a perfected pledge of all the capital stock of each direct, wholly owned material restricted subsidiary directly held by Holdings, any Borrower or any Subsidiary Guarantor and (b) perfected security interests in, and mortgages on, substantially all other tangible and intangible assets of any Loan Party, in each case excluding the Excluded Assets (as defined below) (collectively, the “Collateral”); provided that the requirement to grant security interests in Collateral and the perfection thereof by any Loan Party pursuant this paragraph shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date (other than as specifically set forth in paragraph 4 of Exhibit C to the Commitment Letter) but shall be required to be delivered after the Closing Date (and in any event, within 120 days after the Closing Date (or, in the case of subsidiaries of the Company on July 6, 2016 that are Guarantors (as defined in the Existing Avast Credit Agreement), 45 days after the Closing Date) plus any extensions granted by the Administrative Agent in its reasonable discretion) pursuant to arrangements to be mutually agreed between the Company and the Initial Lead Arrangers; provided, further, that if the Company owns, directly or indirectly, at least 95% of the equity interests of the Target, then, subject to the Agreed Security Principles, the Target and any wholly owned subsidiaries of the Target shall be deemed to be wholly owned subsidiaries of the Company upon occurrence of the Closing Date for purposes of this paragraph.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any owned real property with a fair market value consistent with the Documentation Principles (with all required mortgages being permitted to be delivered post-closing) and all leasehold property (it being understood that there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) vehicles and other assets subject to certificates of title, aircraft, letter of credit rights and tort claims, (iii) cash and cash equivalents, deposit, commodities and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than in respect of certificated equity interests in the Company and material wholly-owned restricted subsidiaries of the Company or a Subsidiary Guarantor otherwise required to be pledged), (iv) assets for which the grant is prohibited by law (including, without limitation, financial assistance laws, corporate benefit laws or otherwise), rule, regulation or contract, would trigger termination pursuant to any “change of control” or similar provision, requires governmental authority or third party consent or results in adverse tax, accounting or regulatory costs or consequences as determined by the Company in consultation with the Administrative Agent, (v) margin stock and equity interests in any person other than material wholly-owned restricted subsidiaries of the Company or any Subsidiary Guarantor, (vi) any asset for which the cost, difficulty, burden or consequences of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Company and the Administrative Agent, (vii) interests in partnerships, joint ventures and non-wholly-owned subsidiaries which cannot be pledged without the consent of one or more third parties, (viii) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) to the extent applicable, capital stock of any affiliate to the extent such pledge would result in additional financial reporting requirements under Rule 3-16 under Regulation S-X, (x) any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (xi) any property or assets excluded pursuant to the Agreed Security Principles, and (xii) other exceptions to be mutually agreed upon between the Company and the Initial Lead Arrangers or that are usual and customary for facilities of this type consistent with the Documentation Principles. The foregoing described in clauses (i) through (xii) are, collectively, the “Excluded Assets”.

In addition, (i) no action shall be required in any jurisdiction or required by the laws of any jurisdiction other than (x) the jurisdiction of organization of the relevant entity to create or perfect a security interest in assets of such entity, including any intellectual property registered outside such jurisdiction of organization (other than intellectual property registered in the United States) and (y) solely in the case of a security interest securing the equity interests in an entity, the jurisdiction of organization of any Borrower or Guarantor and (ii) all the above-described pledges, security interests and mortgages shall be created and perfected on terms, and pursuant to documentation, subject to the Agreed Security Principles and the limitations set forth above, and otherwise consistent with the Commitment Letter, and none of the Collateral shall be subject to any other pledges, security interests or mortgages (subject to customary exceptions for financings of this kind consistent with the Documentation

Principles, permitted under the Senior Credit Documentation or as otherwise agreed upon between the Company and the Initial Lead Arrangers).

Mandatory Prepayments:	The Term Loans shall be prepaid with (a) commencing with the first full fiscal year of the Company to occur after the Closing Date, 50% of Excess Cash Flow (to be defined consistent with the Documentation Principles), with a reduction to 25% and elimination based upon achievement of Total Net First Lien Leverage Ratios not exceeding 3.00:1.00 and 2.50:1.00, respectively; provided that (i) any voluntary prepayments of the Term Loans, any Incremental Term Loan Facility, the Revolving Facility, any Incremental Revolving Facility, any Incremental Equivalent Facility, any Refinancing Facility and any Refinancing Notes (in the case of any revolving credit facility, to the extent accompanied by a permanent reduction of the relevant commitment) made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due (including in connection with loan buy-backs pursuant to Dutch auctions or purchases of such indebtedness at a discount to par); other than prepayments funded with the proceeds of incurrences of long term indebtedness, in each case shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis, (ii) Excess Cash Flow shall be determined in a manner consistent with the Documentation Principles and (iii) any such Excess Cash Flow prepayments shall be required only to the extent by which the amount of the prepayment exceeds $40.0 million; (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Company and its restricted subsidiaries (including insurance and condemnation proceeds) in excess of $20.0 million per transaction and $60.0 million in the aggregate per fiscal year and subject to the right of the Company to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested within six months after such initial 12 month period, and other exceptions to be agreed upon between the Company and the Initial Lead Arrangers; and (c) 100% of the net cash proceeds received from the incurrence of indebtedness for borrowed money by the Company or any of its restricted subsidiaries (other than indebtedness permitted under the Senior Credit Documentation other than Refinancing Debt). Notwithstanding the foregoing, all mandatory prepayments from Excess Cash Flow and asset sales (including insurance and condemnation proceeds) will be limited to the extent resulting in adverse tax consequences and shall be subject to permissibility under (i) local law of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors) and (ii) material constituent document restrictions (including as a result of minority ownership) and other material agreements. The non-application of any mandatory prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of the Company and its subsidiaries.

Within the Term Loan Facilities, mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ usual and customary breakage costs (excluding loss of profit), first, to accrued interest and fees due on the amount of the prepayment under the Term Loan Facilities and second, to the scheduled installments of principal of the Term Loan Facilities as directed by the Company (or, in case of no direction, in direct order of maturity); provided that, at the election of the Company, a portion of such amounts may be ratably applied to indebtedness that is secured on a pari passu basis with the Term Loan Facilities (“Pari Passu Indebtedness”) pursuant to a mandatory prepayment, redemption or offer applicable to such Pari Passu Indebtedness.

Any Lender may elect not to accept any mandatory prepayment (other than with respect to Refinancing Notes and Refinancing Facilities) (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender or by a lender or holder of Pari Passu Indebtedness pursuant to a mandatory prepayment, redemption or offer applicable to such Pari Passu Indebtedness may be retained by the Company.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility commitments and prepayments of borrowings under the Senior Secured Facilities will be permitted at any time, in minimum principal amounts to be agreed upon between the Company and the Initial Lead Arrangers, without premium or penalty (except as set forth below under the heading “Term Loan Prepayment Fee”), subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR or EURIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facilities will be applied among the tranches as directed by the Company (or, in the case of no direction, pro rata among the tranches) and within a tranche to the remaining amortization payments under such tranche as directed by the Company (or, in case of no direction, in direct order of maturity).

Term Loan Prepayment Fee:

In connection with any Repricing Event (as defined below) prior to the six-month anniversary of the Closing Date, the Company will be subject to a prepayment premium of 1.0% on the principal amount of the Term Loans prepaid or, in the case of any amendment, the principal amount of the relevant Term Loans subject to such amendment.

“Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans the primary purpose of which is to reduce the all-in yield applicable to the Term Loans and (ii) any amendment to the Term Loan Facilities the primary purpose of which is to reduce the all-in yield applicable to the Term Loans (in each case, the all-in yield shall exclude any structuring, commitment and arranger fees or other similar fees), but excluding, in any such case, any refinancing or repricing of Term Loans in connection with any acquisition, investment, “change of control” transaction or initial public offering.

Documentation:	Definitive documentation for the Senior Secured Facilities (the “Senior Credit Documentation”) shall be negotiated in good faith to finalize the documentation for the Senior Secured Facilities, giving effect to the Certain Funds Provision, as promptly as reasonably practicable, shall be based upon (i) the Existing Avast Credit Agreement and the other Loan Documents (as defined in the Existing Avast Credit Agreement) and (ii) to the extent no less favorable to the Company than the Existing Avast Credit Agreement, that certain Term Loan Credit Agreement, dated as of January 26, 2016, among Pet Acquisition Merger Sub LLC, Petco Animal Supplies, Inc., the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent, and shall contain the terms and conditions set forth in this Exhibit B and shall otherwise be usual and customary for financings of this kind and reflect the operational and strategic requirements of the Company and its subsidiaries in light of their size, industries, practices, matters disclosed in the Purchase Agreement and the Company’s proposed business plan (collectively, the “Documentation Principles”). The Senior Credit Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B, with, unless otherwise specified herein, standards, qualifications, thresholds, exceptions and grace and cure periods consistent with the Documentation Principles; provided that all dollar thresholds and other “basket” amounts

(other than any leverage ratios) shall be increased by a multiple of at least 4 from the levels set forth in the Existing Avast Credit Agreement, with the percentage of consolidated EBITDA in baskets under the Existing Avast Credit Agreement based on the greater of a specified dollar amount and a percentage of consolidated EBITDA to be increased to a percentage equal to the percentage such applicable dollar amount represents as a percentage of Closing Date EBITDA (after giving pro forma effect to the Transactions) rounded up to the nearest 5%.

Representations and Warranties:	Consistent with the Documentation Principles and limited to the following (to be applicable to Holdings (solely as it relates to its organizational status, authority, and enforceability; qualification; and with respect to its guarantee and its pledge of equity interests of the Company, no violation of, or conflict with, applicable law, charter documents or agreements), the Company and its restricted subsidiaries only): organizational status; authority and enforceability; qualification; with respect to Senior Credit Documentation, no violation of, or conflict with, applicable law, charter documents or agreements; no material litigation; margin regulations as set forth on Annex II hereto; governmental approvals; Investment Company Act; accuracy of disclosure as of the Closing Date; accuracy of historical financial statements; no Material Adverse Effect (as defined below) (after the Closing Date); taxes; ERISA; labor matters; insurance; solvency; use of proceeds; compliance with laws (including FCPA and other applicable anti-bribery laws); OFAC; subsidiaries; intellectual property; subject to the restrictions described under “Security”, creation and perfection of security interests; environmental laws; and properties, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Documentation Principles.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or results of operations of the Company and its restricted subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Lenders, the Issuing Lenders and the Administrative Agent, taken as a whole, under any Senior Credit Documentation and (c) a material and adverse effect on the ability of the Borrowers and the Guarantors, taken as a whole, to perform their material payment obligations under the Senior Credit Documentation.

Conditions Precedent to Initial Borrowing:	The initial borrowing under the Senior Secured Facilities will be subject solely to the satisfaction or waiver by the Initial Lead Arrangers of the conditions set forth in Exhibit C to the

Commitment Letter. For the avoidance of doubt, it is agreed that the conditions on the Closing Date set forth in Exhibit C to the Commitment Letter are subject, in all respects, to the Certain Funds Provision.

Conditions Precedent to All Subsequent Borrowings:	After the Closing Date, each extension of credit will be conditioned upon: delivery of notice, accuracy of representations and warranties in all material respects and absence of defaults. Notwithstanding the above, to the extent the proceeds of such extension of credit are pursuant to an Incremental Facility that is used to finance, in whole or in part, an acquisition (or any other permitted investment), such extension of credit shall only be conditioned upon the delivery of notice and accuracy of representations and warranties in all material respects, subject to customary “SunGard” or European “Certain Funds” limitations, to the extent agreed by the Lenders providing such Incremental Facility.

Affirmative Covenants:	Consistent with the Documentation Principles and limited to the following (to be applicable to the Company and its restricted subsidiaries only): delivery of annual financial statements within 120 days of fiscal year end (or, in the case of the first fiscal year ending after the Closing Date, 150 days) and quarterly financial statements within 45 days of the end of the first three quarters of each fiscal year (or, in the case of the first two fiscal quarters ending after the Closing Date, 60 days) (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit (other than a “going concern” statement that is due to the impending maturity of any indebtedness or any prospective default of any financial covenant); annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited financial statements), accountants’ letters, officers certificates and other information to the extent readily available that is reasonably requested by the Administrative Agent; delivery of notices of events of default and litigation that could reasonably be expected to result in a Material Adverse Effect; commercially reasonable efforts to maintain corporate ratings (but not to maintain a specific rating); inspections (subject to frequency and cost reimbursement limitations consistent with the Documentation Principles and other than information subject to confidentiality obligations or attorney-client privilege (subject to exceptions and mitigation obligations with respect to such information consistent with the syndication of the Commitment Letter)); maintenance of organizational existence and rights and privileges; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; payment of material taxes; compliance with laws (including ERISA, FCPA and other applicable anti-bribery laws); additional guarantors and collateral (subject to limitations set forth above in “Security”); use of proceeds; changes in lines of business; use commercially reasonable efforts to effect a delisting of the Target’s publicly traded shares from the New York Stock Exchange as soon as reasonably practicable following the consummation of the Offer; and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Documentation Principles.

Negative Covenants:

Consistent with the Documentation Principles and limited to the following (to be applicable to Holdings (solely with respect to the passive nature of Holdings), the Company and its restricted subsidiaries only): incurrence-based limitations on the incurrence of debt; liens; fundamental changes; asset sales; investments (including acquisitions); prepayment of debt that is contractually subordinated to the Senior Secured Facilities in right of payment (with exceptions for AHYDO “catch up” payments if applicable) or amendments to debt documents governing such contractually subordinated debt or to organizational documents to the extent such amendments are materially adverse to the applicable Lenders; transactions with affiliates above an agreed-upon between the Company and the Initial Lead Arrangers threshold (with exceptions to include, among other things, transactions approved by a majority of disinterested directors); further negative pledges with respect to the Collateral securing the Senior Secured Facilities; limitations on distributions by subsidiaries; dividends or distributions on, or redemptions of, the Company’s capital stock; changes in fiscal year; and passive nature of Holdings, in the case of each of the foregoing covenants subject to the exceptions set forth in the “Certain Specified Exceptions” section below and other exceptions, qualifications and, as appropriate, baskets to be agreed upon consistent between the Company and the Initial Lead Arrangers with the Documentation Principles.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Senior Credit Documentation, including (x) certain baskets to be based on the greater of an amount consistent with the Documentation Principles and a percentage of consolidated EBITDA consistent with the Documentation Principles and (y) an “Available Amount Basket”, that will be built by, among other things, (a) the greater of $40.0 million and 10% of consolidated EBITDA, plus (b) retained excess cash flow determined in a manner consistent with the Documentation Principles, plus (c) the cash proceeds of new public or private equity issuances of the Company (other than disqualified stock), plus (d) capital contributions to the Company made in cash, cash equivalents or property (at the fair market value thereof) (other than disqualified stock), plus (e) the net cash proceeds of debt and disqualified equity of the Company and its restricted subsidiaries, in each case issued after the Closing Date, which have been exchanged or converted into qualified equity of the Company or any direct or indirect parent of the Company, plus (f) the net cash proceeds to the Company and its restricted subsidiaries of sales of investments made using the Available Amount Basket, plus (g) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Company and its restricted subsidiaries made using the Available Amount Basket on investments, plus (h) the aggregate amount of cash (and the fair market value of property other than cash) received by the Company or any of its restricted subsidiaries after the Closing Date from (i) the sale (other than to Holdings or any restricted subsidiary) of the equity interests of any unrestricted subsidiary or (ii) any dividend or other distribution (including any payment on intercompany indebtedness) by any such unrestricted subsidiary, plus (i) in the event any unrestricted subsidiary becomes a restricted subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, the Company or any restricted subsidiary, the fair market value (as determined in good faith by the Company) of the investments of the Company or any other subsidiary in such unrestricted subsidiary at the time such unrestricted subsidiary becomes a restricted subsidiary or at the time of such merger, consolidation, amalgamation, transfer or liquidation (or of the assets transferred or conveyed, as applicable), plus (j) any mandatory prepayment declined by a Lender, plus (k) certain other items to be agreed between the Company and the Initial Lead Arrangers. The Available Amount Basket may be used for, among other things, investments, restricted payments and the prepayment, repurchase or redemption of subordinated debt; provided that any use of the Available Amount Basket shall be subject to the absence of any continuing event of default and the use of the Available Amount Basket for restricted payments shall be subject to Total Net Leverage Ratio being equal to or less than 3.00:1.00 on a pro forma basis.

In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of junior, unsecured or subordinated debt, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries, in each case in connection with any acquisition or permitted investment by the Company or one or more of its subsidiaries permitted pursuant to the Senior Credit Documentation, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing (a “Limited Condition Acquisition”), at the Company’s option, the relevant ratios and baskets shall be determined, the accuracy of representations and warranties in all material respects shall be determined, and any default or event of default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and calculated as if the acquisition or permitted investment and other pro forma events in connection therewith were consummated on such date; provided that if the Company has made such an election, in connection with the calculation of any ratio or basket with respect to the making of any investments on or following such date and prior to the earlier of the date on which such acquisition or permitted investment is consummated or the definitive agreement for such acquisition or permitted investment is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such acquisition or permitted investment and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated.

Certain Specified Exceptions	The Senior Credit Documentation will contain exceptions to the covenants consistent with the Documentation Principles and including, without limitation:

	•	Asset sales on an unlimited basis permitted subject to (i) at least 75% of the proceeds in excess of a threshold amount to consist of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement to be set forth in the Senior Credit Documentation, including a basket in an amount to be agreed between the Company and the Initial Lead Arrangers for non-cash consideration that may be designated as cash consideration), (ii) receiving fair market value (as determined by the Company in good faith), and (iii) a requirement that the net cash proceeds of asset sales be applied in accordance with “Mandatory Prepayments” above (without limiting the reinvestment rights applicable thereto).

	•	Acquisitions (“Permitted Acquisitions”) permitted so long as (i) there is no event of default on the date the agreement for such Permitted Acquisition is entered into, (ii) the acquired entity or assets are in the same or generally related or ancillary lines of business as the Company and its restricted subsidiaries; (iii) the acquired entity and its subsidiaries (subject to limitations in “Guarantees” and “Security” above) will become Guarantors and pledge their Collateral to the Administrative Agent; (iv) after giving effect to any Permitted Acquisitions with aggregate consideration in excess of the greater of $60.0 million and 15% of consolidated EBITDA, the Company shall be in compliance with the Financial Covenant to the extent then in effect; and (v) acquisitions of entities that do not become Guarantors will be limited to an aggregate amount consistent with the Documentation Principles.

•	Dividends/distributions exceptions to include (i) a carve-out for the payment of a regular dividend following an initial public offering (an “IPO”) of up to an amount to be agreed between the Company and the Initial Lead Arrangers but no less than (x) 6.00% per annum of the net proceeds received by or contributed to the Company in or from any such IPO or (y) 5.00% per annum of the greater of (I) the Company’s market capitalization immediately prior to the consummation of the IPO and (II) the Company’s post-IPO market capitalization so long as the Total Net First Lien Leverage Ratio is equal to or less than 3.50:1.00, increasing to 7.00% per annum so long as the Total Net First Lien Leverage Ratio is equal to or less than 3.00:1.00, (ii) cashless exchanges of unsecured notes and/or subordinated debt for indebtedness meeting permitted refinancing indebtedness conditions, (iii) restricted payments to pay (or to make restricted payments to any direct or indirect parent of the Company to pay) management fees and transaction fees in accordance with the management agreement among the Sponsor and the other parties thereto, (iv) a carve-out for distributions to equity holders of the Company to pay franchise and similar taxes and fees and tax distributions to equity holders of the Company at the highest combined federal, state and local corporate and individual income tax rates applicable to the item of income in question to permit such direct or indirect equity holders to pay their own taxes and to make tax distributions under their respective organizational documents, (v) a basket for dividends/distributions funded with qualified equity proceeds that do not increase the Available Basket Amount (other than a Specified Equity Contribution), (vi) a general basket of the greater of a dollar amount and a percentage of consolidated EBITDA consistent with the Documentation Principles, (vii) a carve-out for unlimited dividends/distributions, so long as no event of default exists and pro forma Total Net Leverage Ratio is equal to or less than 2.00:1.00 and (viii) to the extent constituting a restricted payment, the consummation of the Transactions.

•	Investment exceptions to include (i) a general basket for investments in an outstanding amount not to exceed the greater of a dollar amount and a percentage of consolidated EBITDA consistent with the Documentation Principles, (ii) a basket for investments in similar businesses in an outstanding amount not to exceed the greater of a dollar amount and a percentage of consolidated EBITDA consistent with the Documentation Principles, (iii) additional investments in joint ventures subject to limitations consistent with the Documentation Principles, (iv) unlimited intercompany investments among the Company and its restricted subsidiaries (including intercompany loans), reorganizations and other similar activities subject to a limit consistent with the Documentation Principles on investments in subsidiaries that are not Guarantors and reorganizations and other similar activities with respect to subsidiaries that are not Guarantors, (v) a carve-out for unlimited investments, so long as pro forma Total Net Leverage Ratio is equal to or less than 2.75:1.00, (vi) a basket for investments funded with qualified equity proceeds or consideration paid in equity that does not build the Available Amount Basket (other than a Specified Equity Contribution) and (vii) to the extent constituting an investment, the consummation of the Transactions.

•	Lien exceptions to include liens (i) securing Permitted Surviving Debt (as defined below), (ii) securing Incremental Facilities and Incremental Equivalent Debt, (iii) securing indebtedness ranking pari passu with the Senior Secured Facilities, provided that at the time of incurrence of such indebtedness the Total Net First Lien Leverage Ratio is equal to or less than 3.50:1.00, subject to a limit to be agreed between the Company and the Initial Lead Arrangers on such indebtedness incurred by subsidiaries that are not Guarantors and to certain other limitations consistent with the Documentation Principles including the requirements set forth in the provisos to clause (iii) of paragraph (B) of the “Incremental Loans” section in the case of any such indebtedness in the form of loans and (iv) a general liens basket of at least the greater of a dollar amount and a percentage of consolidated EBITDA consistent with the Documentation Principles.

•	Permitted to:

	•	incur purchase money debt/capital lease obligations not to exceed the greater of a dollar amount and a percentage of consolidated EBITDA consistent with the Documentation Principles.

	•	incur secured or unsecured indebtedness so long as the net cash proceeds of such indebtedness are used to repay the Term Loans or shall be issued in exchange for Term Loans (with any Term Loans that are exchanged to be immediately cancelled).

	•	incur senior secured indebtedness so long as (i) the liens are permitted to be incurred under the Senior Credit Documentation, (ii) the stated final maturity of such indebtedness shall not be earlier than the final stated maturity of the Term Loan Facilities, (iii) such indebtedness has a weighted average maturity not earlier than that for the Term Loan Facilities and (iv) such indebtedness is subject to customary intercreditor arrangements.

	•	incur senior unsecured indebtedness or subordinated indebtedness so long as after giving effect thereto the Total Net Leverage Ratio would not exceed 5.00:1.00, subject to a limit consistent with the Documentation Principles on such indebtedness incurred by subsidiaries that are not Guarantors, so long as (i) the stated final maturity of such indebtedness shall not be earlier than the final stated maturity of the Term Loan Facilities and (ii) such indebtedness has a weighted average maturity not earlier than that for the Term Loan Facilities.

	•	non-Guarantor subsidiaries or affiliates may incur other indebtedness in an outstanding principal amount not to exceed the greater of a dollar amount and a percentage of consolidated EBITDA consistent with the Documentation Principles.

	•	incur intercompany indebtedness among the Company and/or its restricted subsidiaries, subject to a limit consistent with the Documentation Principles for subsidiaries that are not Guarantors.

• incur other indebtedness under a general basket in an outstanding principal amount not to exceed the greater of an amount and a percentage of consolidated EBITDA consistent with the Documentation Principles.

• (a) assume or incur secured or unsecured indebtedness of any Person that becomes a restricted subsidiary of the Company so long as such indebtedness is not incurred in contemplation of such Person becoming a restricted subsidiary of the Company and (b) assume secured or unsecured indebtedness in connection with any Permitted Acquisition or other permitted investment; provided that, in the case of this clause (b), (i) (A) if such indebtedness is secured on a first lien basis, the Total Net First Lien Leverage Ratio would not exceed 3.50:1.00 and (B) if such indebtedness is unsecured the Total Net Leverage Ratio would not exceed 5.00:1.00 and (ii) the aggregate principal amount of any such assumed indebtedness of restricted subsidiaries that are not Guarantors may not exceed the greater of a dollar amount and a percentage of consolidated EBITDA consistent with the Documentation Principles at any one time outstanding, and any permitted refinancing indebtedness incurred to refinance such indebtedness described in clauses (a) and (b) above, in each case subject to certain other limitations consistent with the Documentation Principles.

As used herein, the “Total Net Leverage Ratio” means the ratio of total consolidated net debt for borrowed money of the Company and its restricted subsidiaries (calculated net of unrestricted cash and cash equivalents and cash and cash equivalents restricted in favor of the Administrative Agent for the benefit of the Lenders) to trailing four-quarter EBITDA for which financial statements have been provided.

Financial Covenant:	Term Loan Facilities: None.

Revolving Facility:

If, on the last day of any fiscal quarter a Compliance Requirement (as defined below) then exists, the Company will be required to maintain a maximum Total Net First Lien Leverage Ratio equal to or less than 6.50:1.00 which shall be tested at the end of such fiscal quarter with respect to the Company and its restricted subsidiaries on a consolidated basis (with the first covenant test to commence not earlier than the first full fiscal quarter ending after the Closing Date); provided that such ratio level shall be increased to reflect additional debt incurred to fund any flex exercised under the Fee Letter and shall not include any step-downs. The financial covenant shall be measured at the end of the first full fiscal quarter ending after the Closing Date and at the end of each fiscal quarter thereafter when applicable. The financial covenant shall only be applicable to the Revolving Facility, and the Term Loan Facilities shall not have the benefit of, or any rights with respect to, the financial covenant under the Revolving Facility (including, without limitation, as to amendments, modifications and waivers).

“Compliance Requirement” means credit extensions in excess of $25.0 million are outstanding under the Revolving Facility (other than undrawn Letters of Credit, Letters of Credit that are cash collateralized and credit extensions under the Revolving Facility that are made on the Closing Date to fund any OID or upfront fees in connection with the “flex” provisions in the Fee Letter).

For purposes of determining compliance with the financial covenant, any cash equity contribution (which equity shall be common equity or qualified equity) made, directly or indirectly, to the Company after the end of a fiscal quarter and on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Company, be included in the calculation of EBITDA for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) during the term of the Senior Secured Facilities there shall be no more than five Specified Equity Contributions, (c) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Company to be in pro forma compliance with the financial covenant, and (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination and all other purposes under the Senior Credit Documentation other than for determining compliance with the financial covenant during the period included in the calculation of EBITDA. The Senior Credit Documentation will contain a customary standstill provision with regard to exercise of remedies during the period in which any Specified Equity Contribution can be made (except to the extent the Company has confirmed in writing that it does not intend to provide such a Specified Equity Contribution).

Events of Default:

Limited to the following (to be applicable to (Holdings, solely to the extent set forth below, the Company and its restricted subsidiaries only): nonpayment of principal, interest or fees (with grace period of 5 business days for interest and fees); violation of covenants (subject, in the case of affirmative covenants (subject to certain customary exceptions), to a 30 day grace period following written notice from the Administrative Agent and applicable to Holdings); and incorrectness of any representations and warranties when made or deemed made in any material respect (including by Holdings); cross default (other than in the case of any financial maintenance covenant) and cross acceleration to material indebtedness (including of Holdings); bankruptcy and insolvency of Holdings, the Company and its significant subsidiaries (with a 60 day grace period for involuntary events); material unpaid, non-appealable monetary judgments (to the extent not covered by insurance) (including any such judgments against Holdings); ERISA events that could reasonably be expected to result in a Material Adverse Effect; actual or asserted in writing invalidity of material guarantees or security documents (including of Holdings); and change of control (to include a pre- and post-IPO provision), in the case of each of the foregoing defaults subject to materiality, threshold, notice and grace period provisions consistent with the Documentation Principles.

Notwithstanding the above, during the first 90 days after the Closing Date (the “Clean-up Period”), subject to certain customary limitations to be agreed between the Company and the Initial Lead Arrangers, any event or circumstance with relates solely to the Target or any of its subsidiaries and would otherwise constitute or give rise to a breach of a representation or warranty or covenant or cause a default shall be deemed not cause or give rise to the same, nor constitute a drawstop or allow acceleration and if cured prior to the end of the Clean-up Period, shall be deemed to have never arisen.

Any event of default relating to the Financial Covenant shall only permit acceleration and termination of the Revolving Facility by Lenders under the Revolving Facility holding more than 50% of the commitments under the Revolving Facility, but the Term Loan Facilities shall be entitled to a cross-acceleration right.

Voting:	Amendments and waivers of the Senior Credit Documentation will require the approval of non-Defaulting Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities held by non-Defaulting Lenders (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby and the Required Lenders shall be required with respect to: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), rate of interest (other than a waiver of default interest or a default waiver or change to a financial ratio) or fees owing to such Lender, (C) extensions of final maturity, and (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral (in each case, other than in connection with permitted asset sales, dispositions, mergers, liquidations or dissolutions or as otherwise permitted under the Senior Credit Documentation), (ii) the consent of 100% of the Lenders will be required with respect to reduction of any of the voting percentages set forth in the definition of “Required Lenders” and (iii) customary protections for the Administrative Agent and the Issuing Lenders will be provided. Notwithstanding the foregoing, amendments and waivers of the Financial Covenant (or its component financial definitions, to the extent applicable thereto) will require only the approval of Lenders under the Revolving Facility holding more than 50% of the commitments under the Revolving Facility.

The Senior Credit Documentation shall contain provisions permitting the Company to replace the commitments with respect to (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby so long as the Required Lenders shall have consented thereto and (ii) Defaulting Lenders or a Lender seeking indemnity for increased costs or grossed-up tax payments and other defaulting lender provisions consistent with the Documentation Principles.

The Senior Credit Documentation will permit amendments thereof without the approval or consent of the Lenders to effect extensions of the maturity of loans under the Term Loan Facilities and extensions of the maturity of commitments under the Revolving Facility, in each case as further described under the heading “Final Maturity and Amortization” above.

The Senior Credit Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” other than any Lender holding loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of the loans.

Modifications to provisions requiring pro rata payments or sharing of payments shall only require approval of the Required Lenders and non pro rata distributions and commitment reductions will be permitted in connection with loan buy back or similar programs, “amend and extend” transactions or the addition of one or more tranches of debt and the like as permitted by the Senior Credit Documentation.

In addition, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature in the Senior Credit Documentation, then the Administrative Agent and the Company shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 5 business days following receipt of notice thereof.

Cost and Yield Protection:	The Senior Credit Documentation shall contain provisions usual for facilities and transactions of this type and consistent with the Documentation Principles protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (provided that requests for such additional payments shall be limited to circumstances generally affecting the banking market and when a majority of Lenders have made such a request) and from the imposition of or changes in certain withholding or other taxes subject, in each case, to customary limitations and exceptions. The Senior Credit Documentation shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Company to replace the commitments with respect to a Lender who asserts such claim without premium or penalty.

The Senior Credit Documentation shall contain provisions usual for facilities and transactions of this type and consistent with the Documentation Principles indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

The Senior Credit Documentation shall provide provisions usual for facilities and transactions of this type and consistent with the Documentation Principles protecting the Company from withholding tax liabilities in form and substance reasonably satisfactory to the Company and the Administrative Agent. Additionally, the Senior Credit Documentation shall contain customary provisions relating to EU Bail-In regime, including a provision that a Lender subject to a bail-in action is a Defaulting Lender (to be defined in the Senior Credit Documentation in a manner consistent with the Documentation Principles).

Defaulting Lenders:	The Senior Credit Documentation shall contain customary limitations on and protections with respect to Defaulting Lenders, including, but not limited to, non-payment/escrow of amounts owed to any such Defaulting Lender to secure its obligations (including its obligation to fund Revolving Loans), exclusion for purposes of voting (subject to customary exceptions), customary cash collateralization of Letters of Credit (after reallocation to non-Defaulting Lenders with a commitment under the Revolving Facility).

Assignments and Participations:	The Lenders will be permitted to assign (other than to a Disqualified Lender) (a) Term Loans with the consent of the Company (not to be unreasonably withheld or delayed) and (b) loans and commitments under the Revolving Facility with the consent of the Company (not to be unreasonably withheld or delayed) and the Issuing Lenders; provided that (i) no consent of the Company shall be required (x) after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Company) event of default or (y) in the case of the Term Loan Facilities, for assignments of loans to any existing Lender, an affiliate of an existing Lender or an approved fund of an existing Lender and (ii) the consent of the Company shall be deemed to have been given if the Company has not responded within 10 business days after the Administrative Agent has received written confirmation from the Company of receipt of the request for consent. All assignments will require the consent of the Administrative Agent, unless such assignment is to another Lender, an affiliate of a Lender or an approved fund of an existing Lender, not to be unreasonably withheld, delayed or conditioned. Assignments to any Disqualified Lender and natural persons shall be prohibited. Each assignment will be (i) with respect to the Term Loan Facilities, in a minimum denomination of $1.0 million or in an amount of an integral multiple of $1.0 million in excess thereof and (ii) with respect to the Revolving Facility, in an amount of an integral multiple of $5.0 million or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent).

The Lenders will be permitted to sell participations in Term Loans without restriction, other than as set forth in the next two sentences, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, rate of interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral (in each case, other than as permitted under the Senior Credit Documentation). Participations to any Disqualified Lenders and natural persons shall be prohibited.

The list of Disqualified Lenders shall be made available by the Company to Lenders upon request therefor. Each assignment and assumption shall include a representation that the assignee is not a Disqualified Lender (and the Administrative Agent may rely conclusively on such representation), and the Administrative Agent shall in no circumstances have any liability with respect to (i) any assignment or participation to an affiliate of a financial institution, investor or competitor that has not been identified in writing by the Company, (ii) any assignment or participation to a Disqualified Lender to which the Company has consented (including deemed consent) or (iii) any other assignment or participation to a Disqualified Lender except to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence or willful misconduct of the Administrative Agent.

The Senior Credit Documentation shall provide that, so long as no event of default is continuing, (a) Term Loans may be purchased and assigned on a non-pro rata basis through (i) open market purchases and/or (ii) Dutch auction or similar procedures to be agreed between the Company and the Initial Lead Arrangers that are offered to all Lenders on a pro rata basis and (b) the Company and any other affiliates of the Company shall be eligible assignees; provided that (i) any such Term Loans acquired by the Company or any of its subsidiaries shall be cancelled immediately upon acquisition thereof (or contribution thereto, including as contemplated by the following clause (ii)), (ii) any such Term Loans acquired by any direct or indirect equity holders of the Company or any of their respective affiliates may, with the consent of the Company, be contributed to the Company (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of any such parent entity or the Company that are otherwise permitted to be issued by such entity at such time, (iii) proceeds of loans borrowed under the Revolving Facility are not used to finance such purchase and (iv) neither the Company nor any of its affiliates shall be required to make any representation that it is not in possession of material non-public information with respect to the Company and its subsidiaries or their respective securities and all parties to the relevant transactions shall render customary “big boy” disclaimer letters.

Assignments of Term Loans to any equity holders of the Company and their respective affiliates (other than (x) the Company and its subsidiaries or (y) any such affiliate that is a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such affiliate and for which no personnel involved with the investment in such affiliate (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information that is publicly available) relating to Holdings or any entity that forms a part of Holdings’ business (including subsidiaries of Holdings) (“Affiliated Debt Fund”), which shall be permitted subject to the foregoing provisions only) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i)	Affiliated Lenders will not receive information provided solely to Lenders and will not be permitted to attend/participate in Lender meetings.

(ii)	(A) for purposes of determining whether the Required Lenders have consented (or not consented) to any amendment, waiver or modification of the Senior Credit Documentation, or directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under the Senior Credit Documentation, the Term Loan and all loans under any Incremental Term Loan Facility held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have consented (or not consented), acted or taken any actions (or directed the taking of any actions) and (B) except with respect to any amendment, modification, waiver or consent (x) requiring the vote of all Lenders or all affected Lenders or (y) that disproportionately, directly and adversely affects such Affiliated Lender in its capacity as a Lender (as compared to other Lenders that are not Affiliated Lenders), the consent or approval of Affiliated Lenders shall not otherwise be required to effect any other amendment, waiver or modification to the Senior Credit Documentation;

(iii) the amount of Term Loans held by Affiliated Lenders immediately following a purchase of Term Loans by an Affiliated Lender shall not exceed 25.0% of the aggregate outstanding amount of Term Loans at such time; and

(iv) all parties to the relevant transactions shall render customary “big boy” disclaimer letters.

For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Debt Funds; provided that Affiliated Debt Funds cannot, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment, waiver or other action.

Successor Administrative Agent:	The Administrative Agent may resign or, if it or a controlling affiliate thereof is subject to an Agent Related Distress Event (as defined below), be removed by the Company or the Required Lenders, in each case upon ten days’ notice by the applicable parties and in each case subject to continuation by the Administrative Agent of certain collateral administration related issues until the appointment of a successor administrative agent. Such successor shall be approved by the Company, which approval shall not be unreasonably withheld if such successor is a commercial bank with a combined capital and surplus of at least $5 billion, and otherwise may be withheld in the Company’s sole discretion; provided that such approval shall not be required during the continuance of a payment or bankruptcy event of default. The Company shall have no obligation to pay any fee to any successor that is greater than or in addition to the fees payable to the Senior Administrative Agent on the Closing Date.

“Agent-Related Distress Event” shall mean with respect to the Administrative Agent or any person that directly or indirectly controls the Administrative Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority (having regulatory authority over such Distressed Agent-Related Person) to be, insolvent or bankrupt, or such Distressed Agent-Related Person becomes the subject of a bail-in action in connection with Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in the Administrative Agent or any person that directly or indirectly controls the Administrative Agent by a governmental authority or an instrumentality thereof.

Confidentiality:	The Senior Credit Documentation will contain customary confidentiality provisions with respect to information regarding the Company, its subsidiaries, their business, operations, assets and related matters, which shall in any event prohibit disclosure of any confidential information to Disqualified Lenders.

Expenses and Indemnification:	The Company shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers (without duplication) in connection with the syndication of the Senior Secured Facilities and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Senior Credit Documentation (including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel identified herein and, to the extent retained with the Company’s consent (such consent not to be unreasonably withheld or delayed), of a single local counsel to the Administrative Agent and the Lead Arrangers (taken as a whole) in each relevant material jurisdiction (except allocated costs of in-house counsel)) incurred in connection with the Senior Secured Facilities and the preparation of the Commitment Letter, the Fee Letter, the Senior Credit Documentation and any security arrangements in connection therewith and (ii) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arrangers, the Lenders and the Issuing Lenders (without duplication) in connection with the enforcement of the Senior Credit Documentation (including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel identified herein and, to the extent retained with the Company’s consent (such consent not to be unreasonably withheld or delayed), of a single local counsel to the Administrative Agent and the Lead Arrangers (taken as a whole) in each relevant material jurisdiction (and, in the case of an actual or perceived conflict of interest where the indemnified party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected indemnified parties taken as a whole) (except allocated costs of in-house counsel)).

The Company will indemnify the Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) in a manner consistent with the Documentation Principles.

Governing Law and Forum:	New York.

Counsel to the Agent and Lead Arrangers:	Milbank, Tweed, Hadley & McCloy LLP.

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

Revolving Facility

At the option of the Revolving Borrowers, initially, Adjusted LIBOR or EURIBOR plus 3.75% or ABR plus 2.75%. From and after the delivery by the Company to the Administrative Agent of financial statements for the first full fiscal quarter ended after the Closing Date, interest rates under the Revolving Facility and letter of credit fees based on the spread over ABR, Adjusted LIBOR or EURIBOR, as the case may be, shall be subject to two step downs of 25 basis points based upon meeting Total Net First Lien Leverage Ratios of 3.50:1.00 and 3.00:1.00, respectively.

Term Loan Facilities

In respect of the Dollar Tranche Term Facility, at the option of the Company, initially, Adjusted LIBOR or EURIBOR plus 4.50% or ABR plus 3.50%.

In respect of the Euro Tranche Term Facility, initially, EURIBOR plus 4.50%.

From and after the delivery by the Company to the Administrative Agent of financial statements for the first full fiscal quarter ended after the Closing Date, interest rates under the Term Loan Facilities based on the spread over ABR, Adjusted LIBOR or EURIBOR, as the case may be, shall be subject to one step down of 25 basis points based upon meeting a Total Net First Lien Leverage Ratio of 3.00:1.00

All Senior Secured Facilities

The applicable Borrower may elect interest periods of one, three or six months (or, if available to all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR or EURIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the higher of the rate of interest announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and the federal funds effective rate from time to time plus 1/2 of 1.0%; provided, that ABR shall not be less than one month Published LIBOR Rate plus 1% per annum.

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“Adjusted LIBOR” is the London interbank offered rate for dollars appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen) (the “Published LIBOR Rate”), adjusted for statutory reserve requirements; provided, that in the case of Term Loans, the Adjusted LIBOR shall not be less than 1.00% per annum and in the case of Revolving Loans, the Adjusted LIBOR shall not be less than 0.00% per annum.

“EURIBOR” shall mean EURIBOR (to be defined with respect to each currency other than U.S. Dollars on a basis reasonably acceptable to the Administrative Agent) for the applicable interest period on the date of determination; provided, that in the case of Term Loans, the EURIBOR shall not be less than 1.00% per annum and in the case of Revolving Loans, the EURIBOR shall not be less than 0.00%.

Letter of Credit Fees:	A per annum fee equal to 100% of the spread over Adjusted LIBOR under the Revolving Facility, will accrue for the account of non-Defaulting Lenders on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360 day year. Such fees shall be distributed to the non-Defaulting Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the applicable Revolving Borrower shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by such Revolving Borrower and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360 day year, and (b) customary issuance and administration fees.

Commitment Fees:	Initially, 0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility (subject to a step-down to 0.375% following delivery of financial statements for the first full fiscal quarter of the Company completed after the Closing Date, based on meeting a Total Net First Lien Leverage Ratio of 3.00:1.00), payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360 day year.

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ANNEX II to

EXHIBIT B

Margin Regulations Representation

No part of the proceeds of the Loans will be used by any Borrower, whether directly or indirectly, for any purpose that entails a violation of the provisions of Regulation U and Regulation X (issued by the Board of Governors of the Federal Reserve System of the United States).

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EXHIBIT C

Project Phoenix

Summary of Conditions Precedent

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto.

Except as otherwise set forth below, the initial borrowing availability under each of the Senior Secured Facilities shall be subject only to the satisfaction or waiver by the Initial Lead Arrangers of the following conditions which shall be subject to the Certain Funds Provision and the Documentation Principles in all respects:

1. The conditions to the Offer pursuant to the terms of the Purchase Agreement shall have been satisfied, or substantially concurrently with the initial borrowing under the Senior Secured Facilities shall be satisfied, without giving effect to any modifications, amendments, consents or express waivers thereto that are materially adverse to the Lenders without the approval of the Initial Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any increase in the price per share payable in the Offer as provided in the Purchase Agreement shall not be materially adverse to the Lenders so long as such increase is funded by amounts available to be drawn under the Senior Secured Facilities, cash on hand at the Company or any of its subsidiaries or Target or any of its subsidiaries or contributions to the common equity interests of the Company or proceeds of an issuance of common equity interests of the Company), (b) the granting of any consent under the Purchase Agreement that is not materially adverse to the interests of the Lenders will not otherwise constitute an amendment, modification or waiver, (c) any modification or amendment to the definition of “Minimum Condition” in the Purchase Agreement or any consent or waiver in satisfaction of the Minimum Condition as a condition to the consummation of the Offer shall be permitted, and shall not be materially adverse to the Lenders, so long as the number of outstanding Target Shares tendered pursuant to the Offer, when taken together with any Target Shares owned by Holdings or any of its subsidiaries, is at least 80% of the outstanding Target Shares and (d) any amendment, modification or waiver to the definition of “Company Material Adverse Effect” in the Purchase Agreement will be deemed materially adverse to the interests of the Lenders.

2. All Transaction Costs required to be paid on the Closing Date under the Commitment Letter and the Fee Letter payable to the Lead Arrangers, the Agent or the Lenders shall have been, or substantially concurrently with the initial borrowing under the Senior Secured Facilities shall be, paid to the extent due and to the extent a reasonably detailed invoice has been delivered to the Company at least three Business Days prior to the Closing Date.

3. The definitive credit agreement with respect to the Senior Secured Facilities (which the Lead Arrangers agree will be drafted by counsel for the Company) shall be executed and delivered by the Company, the US Borrower, the Czech Subsidiary (to the extent it is a Borrower on the Closing Date) and Holdings, together with customary evidences of authority, customary officer’s incumbency certificates and charter documents, in each case, of Holdings, the Company, the Czech Subsidiary (to the extent it is a Borrower on the Closing Date) and the US Borrower, customary confirmation by the Company that the incurrence of indebtedness under such credit agreement will not breach any borrowing, guaranteeing or similar limit binding on the Company, a customary borrowing notice (which may be delivered on or prior to the Closing Date) and customary legal opinions with respect to the Senior Secured Facilities, in each case consistent with the Commitment Letter and Fee Letter and the Documentation Principles, subject to the Certain Funds Provision.

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EXHIBIT C

4. The following documents (which the Lead Arrangers agree will be drafted by counsel for the Company) shall be executed and delivered by Holdings, the Company, the Czech Subsidiary (to the extent it is a Borrower on the Closing Date) or the US Borrower, as applicable, in each case consistent with the Documentation Principles, the Agreed Security Principles and subject to the Certain Funds Provision: (a) a guarantee by Holdings of the obligations of the Borrowers under the Senior Secured Facilities; (b) a pledge by Holdings of its equity interests in the Company; (c) a pledge by the Company of its equity interests in the US Borrower; (d) a pledge by the Company of its equity interests in the Acquirer (if the Acquirer is not the Company) ; and (e) a New York law governed security agreement granting a security interest in substantially all of the personal property assets (other than any Excluded Assets) of the US Borrower over which a security interest may be granted under the Uniform Commercial Code as in effect in the State of New York.

5. The Initial Lead Arrangers shall have had a period (the “Bank Marketing Period”) of 10 consecutive Business Days prior to the Closing Date to syndicate the Term Loan Facilities following the Initial Lead Arrangers’ receipt from the Company of a Confidential Information Memorandum (excluding any sections that would customarily be provided by a lead arranger) provided that, notwithstanding anything herein to the contrary, (i) to the extent the Bank Marketing Period has not been completed on or prior to August 19, 2016, the Bank Marketing Period shall not be deemed to have commenced prior to September 6, 2016 and to the extent the Bank Marketing Period has not been completed on or prior to December 16, 2016, the Bank Marketing Period shall not be deemed to have commenced prior to January 2, 2017 and (ii) the Bank Marketing Period shall not be required to be consecutive to the extent it would include November 24, 2016 and November 25, 2016 (which dates shall not count for purposes of the 10 Business Day period). If the Company reasonably believes that it has delivered a suitable Confidential Information Memorandum, it may deliver to the Initial Lead Arrangers written notice to that effect (stating when it believes it completed such delivery), in which case it will be deemed to have delivered a suitable Confidential Information Memorandum, unless the Initial Lead Arrangers in good faith reasonably believe that it has not done so and, within two Business Days after their receipt of such notice from the Company, the Initial Lead Arrangers deliver a written notice to the Company to that effect (stating with reasonable specificity what portions of the Confidential Information Memorandum are missing or unsuitable).

6. The Lead Arrangers shall have received at least three Business Days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Lead Arrangers at least seven Business Days prior to the Closing Date about Holdings, the Company, the US Borrower and the Czech Subsidiary (to the extent it is a Borrower on the Closing Date) required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; provided that each Lead Arranger confirms that it has requested and received all documentation and information required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that it requires in respect of Holdings, the Company, the US Borrower and the Czech Subsidiary as they exist on the date hereof.

7. The Specified Representations shall be true and correct in all material respects and the Specified Purchase Agreement Representations shall be true and correct in all material respects, but only to the extent that the failure of any Specified Purchase Agreement Representation to be true and correct in all material respects gives the Company (or its affiliate) the right to terminate the Company’s (or its affiliate’s) obligation to consummate the Acquisition (or the right pursuant to the Purchase Agreement not to consummate the Acquisition).

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EXHIBIT C

8. The Initial Lead Arrangers shall have received (a) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income and cash flows of Holdings for each fiscal quarter, if any, ended on or after June 30, 2016 (other than the fourth fiscal quarter of the Company) and at least 45 days prior to the Closing Date and (b) a pro forma condensed consolidated balance sheet of the Company as of March 31, 2016 (or, if later, the most recent fiscal quarter of the Company prior to the Closing Date for which both (x) financial statements are required to be delivered to satisfy the condition set forth in the preceding clause (a) and (y) unaudited consolidated balance sheets and related unaudited statements of income and cash flows of the Target for such fiscal quarter under clause (x) have been made available to the Company at least 10 Business Days prior to the Closing Date (the “Later FQ End Date”)) and a pro forma unaudited income statement of the Company for the four quarter period ended March 31, 2016 (or, if later, the Later FQ End Date), in each case, giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

9. On the Closing Date, after giving effect to the use of proceeds of the Senior Secured Facilities, the Avast Refinancing shall be consummated.

For purposes of this Exhibit C, “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States are authorized or required by applicable law to close.

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